UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
Filed by the Registrant ☒
Check the appropriate box:
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Preliminary Proxy Statement

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Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

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Definitive Proxy Statement

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Definitive Additional Materials

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Soliciting Material Pursuant to § 240.14a-12

ARBOR REALTY TRUST, INC.

(Name of Registrant as Specified in its Charter)
Payment of Filing Fee (Check the appropriate box):
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No fee required.

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Fee paid previously with preliminary materials.

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Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

As filed with the Commission on April 17, 2023

Arbor Realty Trust, Inc.
April 17, 2023
Dear Fellow Stockholders:
On behalf of the Board of Directors, I cordially invite you to attend the annual meeting of stockholders of Arbor Realty Trust, Inc. (the “Company,” “Arbor,” “we,” “our,” and “us,”), which will be held in a virtual-only format on May 17, 2023, at 11:00 a.m., Eastern Time (“ET”). The instructions to attend the annual meeting and vote, as well as the matters to be considered by the stockholders at the annual meeting, are described in detail in the accompanying materials.
It is important that you be represented at the annual meeting regardless of the number of shares you own or whether you are able to attend. As always, we encourage you to vote your shares prior to the annual meeting.
Let me urge you to mark, sign and date your proxy card today and return it in the envelope provided.
Sincerely,
IVAN KAUFMAN
Chairman and Chief Executive Officer and President

Notice of Annual Meeting of Stockholders
To Be Held on May 17, 2023

To the Stockholders of Arbor Realty Trust, Inc.:
The annual meeting of stockholders of Arbor, a Maryland corporation, will be held in a virtual-only format on May 17, 2023 beginning at 11:00 a.m., ET. Instructions to attend the annual meeting and vote are described in detail in the accompanying materials. The proxy statement, annual report to security holders and the annual meeting instructions are also available on our website (www.arbor.com) under the heading “Investor Relations” or can be obtained by calling our main telephone number, (516) 506-4200.
The matters to be considered and voted upon by stockholders at the annual meeting, which are described in detail in the accompanying materials, are:
(1)
Election of two Class II directors, each to serve until the 2026 annual meeting of stockholders and until their respective successors are duly elected and qualified;

(2)
Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2023;

(3)
A non-binding advisory vote to approve the compensation of the Company’s named executive officers as disclosed in this proxy statement;

(4)
A non-binding advisory vote on the frequency of future advisory votes to approve the compensation of the Company’s named executive officers; and

(5)
Transaction of any other business that may properly come before the annual meeting or any adjournment or postponement of the annual meeting.

Stockholders of record at the close of business on March 30, 2023 will be entitled to receive notice of and vote at the annual meeting. It is important that your shares be represented at the annual meeting regardless of the size of your securities holdings. A proxy statement, proxy card, self-addressed envelope and Annual Report to Stockholders for the year ended December 31, 2022 accompany this notice. Whether or not you plan to attend the annual meeting, please complete, date and sign the proxy card. Please return it promptly in the envelope provided, which requires no postage if mailed in the United States. If you are the record holder of your shares and you attend the annual meeting, you may withdraw your proxy and vote at the meeting, if you so choose.
By Order of the Board of Directors,
April 17, 2023	JOHN J. BISHAR, JR.
Uniondale, New York	Corporate Secretary

Arbor Realty Trust, Inc.
333 Earle Ovington Boulevard
Suite 900
Uniondale, New York 11553
(516) 506-4200

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 17, 2023

GENERAL INFORMATION CONCERNING SOLICITATION AND VOTING
This proxy statement, the accompanying proxy card and notice of annual meeting are provided in connection with the solicitation of proxies by and on behalf of the Board of Directors of Arbor Realty Trust, Inc., a Maryland corporation, for use at the annual meeting of stockholders to be held in a virtual-only format on May 17, 2023, at 11:00 a.m., ET, and any adjournments or postponements thereof.
The mailing address of our executive office is 333 Earle Ovington Boulevard, Suite 900, Uniondale, New York, 11553. This proxy statement, the accompanying proxy card and the notice of annual meeting are first being mailed (or emailed solely with respect to the proxy card relating to the special voting preferred stock) on or about April 17, 2023 to holders of our common stock, par value $0.01 per share, and special voting preferred stock, par value $0.01 per share, of record at the close of business on March 30, 2023. The outstanding shares of common stock and special voting preferred stock are the only securities entitled to vote at the annual meeting, and we refer to these securities, collectively, as our voting securities. Along with this proxy statement, we are also sending our Annual Report to Stockholders for the year ended December 31, 2022 (“2022 Annual Report”).
A proxy may confer discretionary authority to vote with respect to any matter presented at the annual meeting. As of the date of this proxy statement, management has no knowledge of any business that will be presented for consideration at the annual meeting and that would be required to be set forth in this proxy statement or the related proxy card other than the matters set forth in the Notice of Annual Meeting of Stockholders. If any other matter is properly presented at the annual meeting for consideration, it is intended that the persons named in the enclosed proxy card and acting thereunder will vote in accordance with their discretion on any such matter.
Instructions to Attend and Vote at the Virtual Annual Meeting
Record Holders:   If you were a stockholder of record as of the close of business on March 30, 2023 (i.e., you held your shares in your own name as reflected in the records of our transfer agent, American Stock Transfer & Trust Company (“AST”)), you can attend the annual meeting by accessing https://web.lumiagm.com/286720334 and selecting the button “I have a Control Number.” You will then be directed to a screen where you will enter: (1) the 11-digit control number on the proxy card; and (2) the meeting password “arbor2023”. Please note the meeting password is case sensitive. Once you have completed these steps, select the “login” button, which will take you to the annual meeting page (“Meeting Page”) where you can vote, submit written questions and listen to the meeting. If you are a stockholder of record and misplaced your 11-digit control number, please call AST at (800) 937-5449.
Beneficial Owners:   If you were a beneficial owner as of the close of business on March 30, 2023 (i.e., you hold your shares in “street name” through an intermediary, such as a bank, broker or other nominee), you must register in advance to attend the annual meeting. To register, please obtain a legal proxy from the bank, broker or other nominee that is the record holder of your shares and then submit the legal proxy, along with your name and email address, to AST to receive an 11-digit control number that may be used to access the annual meeting site provided above. Any control number that was provided with your proxy materials, likely a 16-digit number, will not provide access to the annual meeting site. Requests for registration and submission of legal proxies should be labeled as “Legal Proxy” and must be received by AST no later than 5 p.m., ET, on May 10, 2023. All such requests should be submitted (1) by email to proxy@equiniti.com, (2) by facsimile to (718) 765-8730, or (3) by mail to American Stock Transfer & Trust Company, LLC, Attn: Proxy Tabulation Department, 6201 15th Avenue, Brooklyn, NY 11219. Obtaining a legal proxy may take several days and stockholders are advised to register as far in advance as possible. Once you have obtained your 11-digit control number from AST, please follow the steps set forth above for “Record Holders” to attend the annual meeting.
Attending as a Guest:   If you are a record holder or beneficial owner and would like to enter the annual meeting as a guest in listen-only mode, go to https://web.lumiagm.com/286720334 and select the button “I am a guest.” Please note you will not have the ability to ask questions or vote during the meeting if you participate as a guest.
Record holders and beneficial owners should call AST at (800) 937-5449 with any questions about attending the annual meeting. If you encounter any difficulty accessing the annual meeting, please visit https://go.lumiglobal.com/faq for assistance.

Asking Questions:   If you are attending the annual meeting as a stockholder of record or beneficial owner who has registered for the meeting, you can ask questions by clicking the messaging icon on the right side of the toolbar appearing at the top of the Meeting Page and then typing and submitting your question.
Voting Shares:   If you are attending the annual meeting as a stockholder of record or beneficial owner who has registered for the meeting, you can vote during the meeting by clicking the link “Proxy Voting Site” on the Meeting Page and following the prompts.
Voting
If you hold your shares of our voting securities in your own name as a holder of record, you may instruct the proxies to vote your shares by signing, dating and mailing the proxy card in the postage-paid envelope provided. In addition, you may vote your shares of our voting securities during the annual meeting.
If your shares are held on your behalf by a broker, bank or other nominee, you will receive instructions from such individual or entity that you must follow in order to have your shares voted at the annual meeting.
Authorization of your proxy via telephone or the Internet may also be available depending on how you hold your shares. Please reference your proxy card for instructions on how to authorize your proxy by these methods.
Right to Revoke Proxy
If you hold shares of our voting securities in your own name as a holder of record, you may revoke your proxy instructions through any of the following methods:
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send written notice of revocation, prior to the annual meeting, to our Corporate Secretary, at 333 Earle Ovington Boulevard, Suite 900, Uniondale, New York 11553;

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sign and mail a new, later dated proxy card to our Corporate Secretary at the address specified above;

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authorize a later dated vote via the telephone or Internet at least 24 hours prior to the annual meeting; or

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attend the annual meeting and vote your shares during the meeting.

If your shares are held on your behalf by a broker, bank or other nominee, you must contact such broker, bank or other nominee to receive instructions as to how you may revoke your proxy instructions.
Matters to be Considered at the Annual Meeting
At the annual meeting, our stockholders will consider and vote upon:
(1)
The election of two Class II directors, each to serve until the 2026 annual meeting of stockholders and until their respective successors are duly elected and qualified;

(2)
The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2023;

(3)
A non-binding advisory vote to approve the compensation of our named executive officers as disclosed in this proxy statement;

(4)
A non-binding advisory vote on the frequency of future advisory votes to approve the compensation of our named executive officers; and

(5)
The transaction of any other business that may properly come before the annual meeting or any adjournment or postponement of the annual meeting.

This proxy statement, form of proxy and voting instructions are being mailed starting on or about April 17, 2023.

Solicitation of Proxies
The enclosed proxy is solicited by and on behalf of our Board of Directors (the “Board” or the “Board of Directors”). The expense of preparing, printing and mailing this proxy statement and the proxies solicited hereby are paid for by the Company. In addition to the use of the mail, proxies may be solicited by officers and directors, without additional remuneration, by personal interview, telephone or otherwise. We will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of voting securities held of record at the close of business on March 30, 2023 and will provide reimbursement for the cost of forwarding the material. In addition, we have engaged Alliance Advisors LLC to assist in soliciting proxies from brokers, banks and other nominee holders of our common stock at a cost of approximately $7,500 plus reasonable out-of-pocket expenses.
Stockholders Entitled To Vote
As of the close of business on March 30, 2023, there were 183,821,003 shares of our common stock and 16,293,589 shares of our special voting preferred stock outstanding and entitled to vote. Each share of our common stock and special voting preferred stock entitles the holder to one vote. Stockholders of record at the close of business on March 30, 2023 are entitled to attend and vote at the annual meeting or any adjournment or postponement thereof.
Required Quorum/Vote
A quorum will be present if stockholders entitled to cast a majority of all the votes entitled to be cast at the annual meeting are present in the meeting or by proxy. If you have returned a valid proxy or if you hold your shares of our voting securities in your own name as a holder of record and you attend the annual meeting, your shares will be counted for the purpose of determining whether there is a quorum. If a quorum is not present, the annual meeting may be adjourned by the chairman of the meeting or the stockholders entitled to vote at the annual meeting, present in the meeting or by proxy, to a date no more than 120 days after the record date without notice other than announcement at the annual meeting.
Abstentions and broker non-votes will be counted in determining the presence of a quorum. “Broker non-votes” occur when a bank, broker or other nominee holding shares for a beneficial owner returns a properly executed proxy but does not vote on a particular proposal because the bank, broker or other nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Under the rules of the New York Stock Exchange (the “NYSE”), banks, brokers and other nominees who hold shares in “street name” may have the authority to vote on certain matters when they do not receive instructions from beneficial owners. Banks, brokers and other nominees that do not receive instructions are not entitled to vote on (i) the election of directors contained in Proposal No. 1; (ii) the advisory vote on executive compensation contained in Proposal No. 3; or (iii) the advisory vote on the frequency of future advisory votes on executive compensation contained in Proposal No. 4, but may vote on ratification of the appointment of the independent registered public accounting firm contained in Proposal No. 2.
Election of each of the director nominees named in Proposal No. 1 requires the affirmative vote of a majority of the votes cast in the election of directors at the annual meeting by holders of our voting securities, except in the case of contested elections, which would require the affirmative vote of a plurality of all the votes cast. In such latter case, the director nominees receiving the highest number of affirmative votes will be elected directors. Shares represented by properly executed and returned proxies will be voted, if authority to do so is not abstained, for the election of the Board of Directors’ nominees named in Proposal No. 1. Votes may be cast in favor of or against each of the director nominees. Abstentions and broker non-votes, if any, will not be counted as votes cast and will have no effect on the outcome of the vote on the election of directors. Stockholders may not cumulate votes in the election of directors.
Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2023, as specified in Proposal No. 2, requires the affirmative vote of a majority of the votes cast on the proposal at the annual meeting by holders of our voting securities. If this appointment is not ratified by holders of our voting securities, the Audit Committee and our Board of Directors may each reconsider its appointment and endorsement. Abstentions will not be counted as votes cast and will have no effect on the outcome of the vote for this proposal. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interest.
Approval, on an advisory basis, of the compensation of our named executive officers (“NEOs”) as disclosed in this proxy statement, as specified in Proposal No. 3, requires the affirmative vote of a majority of the votes cast on the proposal at the annual meeting by holders of our voting securities. Abstentions and broker non-votes will not be counted as having been cast and will have no effect on the outcome of the vote for this proposal. The vote on Proposal No. 3 is non-binding on the Board and the Compensation Committee and will not be construed as overruling any decision by the Board or the Compensation Committee. The Board and the Compensation Committee expect to take the results of this vote into consideration when making future compensation decisions with respect to the NEOs, but are not required to do so.
We are seeking a vote, on an advisory basis, on the frequency of submission of future advisory votes on the approval of the compensation of our NEOs. Stockholders will have the option of selecting one year, two years or three years as the frequency of submission, or of abstaining. Abstentions and broker non-votes will not be counted as having been cast and will have no effect on the outcome of the vote for this proposal. In the event that no option receives a majority of the votes cast, we will consider the option that receives the most votes to be the option selected by stockholders. In either case, the vote on Proposal No. 4 is advisory and non-binding on the Board, and will not be construed as overruling any decision by the Board. The Board expects to take the results of this vote into consideration when deciding upon the frequency of the non-binding advisory vote on the approval of the compensation of our NEOs vote in the future, but it is not required to do so.
If the enclosed proxy is properly executed and returned to us in time to be voted at the annual meeting, it will be voted as specified on the proxy, unless it is properly revoked prior thereto. If no specification is made on the proxy as to any one or more of the proposals, the following action will be taken with respect to each share of our voting securities represented by the proxy:
(1)
A vote will be cast FOR the election of the two Class II directors, each to serve until the 2026 annual meeting of stockholders and until their respective successors are duly elected and qualified;

(2)
A vote will be cast FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2023;

(3)
A vote will be cast FOR the adoption of a non-binding advisory resolution to approve the compensation of our named executive officers as disclosed in this proxy statement;

(4)
A vote will be cast for the THREE-YEAR option for the frequency of future advisory votes to approve the compensation of our named executive officers; and

(5)
A vote will be cast in the discretion of the proxy holder on any other business that properly comes before the annual meeting or any adjournment or postponement thereof.

As of the date of this proxy statement, we are not aware of any other matter to be presented at the annual meeting.
Multiple Copies of Annual Report to Stockholders
A copy of our 2022 Annual Report will be mailed to stockholders entitled to vote at the annual meeting with this proxy statement and is also available without charge to stockholders upon written request to: Arbor Realty Trust, Inc., 333 Earle Ovington Boulevard, Suite 900, Uniondale, New York, 11553, Attn: Investor Relations. You may also access our 2022 Annual Report as filed with the Securities and Exchange Commission (the “SEC”) under the “Investor Relations — SEC Filings” link on our website at www.arbor.com.
With a view towards environmental concerns, and in order to reduce printing and postage costs, we have undertaken an initiative to deliver only one annual report and one proxy statement to multiple stockholders sharing an address. However, this delivery method, called “householding,” will not be used if we receive contrary instructions from one or more of the stockholders sharing an address. If your household has received only one annual report and one proxy statement, we will deliver promptly a separate copy of the annual report and the proxy statement to any stockholder who sends a written request to the Corporate Secretary, Arbor Realty Trust, Inc., 333 Earle Ovington Boulevard, Suite 900, Uniondale, New York, 11553. You may also contact our Corporate Secretary at (516) 506-4200. You may also write to our Corporate Secretary if you would like to receive separate copies of our annual report and proxy statement in the future. Even if your household has received only one annual report and one proxy statement, a separate proxy card has been provided for each stockholder account. If you are submitting a proxy by mail, each proxy card should be marked, signed, dated and returned in the enclosed self-addressed envelope.
If your household has received multiple copies of Arbor’s annual report and proxy statement, you can request the delivery of a single copy in the future by marking the designated box on the enclosed proxy card.
If you own shares of common stock through a bank, broker or other nominee and receive more than one annual report and proxy statement, contact the holder of record to eliminate duplicate mailings.
Voting Results
AST, our independent tabulating agent, will have a representative present at the annual meeting and will tabulate the votes and act as the Inspector of Election. We will publish the voting results in a Current Report on Form 8-K, which will be filed within four business days of our annual meeting of stockholders.
Confidentiality of Voting
We will keep all proxies, ballots and voting tabulations confidential. We will permit only our Inspector of Election, AST, and our outside legal counsel to examine these documents, except: (i) as necessary to meet applicable legal requirements; (ii) if a stockholder writes comments on the proxy card directed to our Board of Directors or management; or (iii) in the event a proxy solicitation in opposition to the election of the nominees is initiated.
Recommendations of the Board of Directors
The Board of Directors recommends a vote:
(1)
FOR the election of Mr. Ivan Kaufman and Mr. Melvin F. Lazar, as Class II directors, each to serve until the 2026 annual meeting of stockholders and until their respective successors are duly elected and qualified;

(2)
FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2023;

(3)
FOR the adoption of a non-binding advisory resolution to approve the compensation of our named executive officers as disclosed in this proxy statement;

(4)
for the THREE-YEAR option for the frequency of future advisory votes to approve the compensation of our named executive officers; and

(5)
In the discretion of the proxy holder on any other business that properly comes before the annual meeting or any adjournment or postponement thereof.

BOARD OF DIRECTORS
General
Our Board of Directors was reduced to eight members on May 18, 2022, following the resignation of George Tsunis and the retirement of Dr. Archie Dykes. Pursuant to our charter, the Board of Directors is divided into three classes of directors, with each director serving for a term expiring at the annual meeting of stockholders held in the third year following the year of their election and until their successors are duly elected and qualified, with one class up for election at each annual meeting. At this year’s annual meeting, the term of our Class II directors will expire. Our other directors will remain in office for the remainder of their respective terms, as indicated below.
At the annual meeting, stockholders will vote on the election of Mr. Ivan Kaufman and Mr. Melvin F. Lazar, each for a three-year term to serve until the 2026 annual meeting of stockholders and until their successors are duly elected and qualified.
The following table sets forth information concerning the eight directors who: (i) are nominees for election at this year’s annual meeting; or (ii) whose terms are not expiring.
Directors Who are Nominees for Election
Name	Class	Age	New Term to Expire at Annual Meeting in
Ivan Kaufman	II	62	2026
Melvin F. Lazar	II	84	2026
Directors Whose Terms are Not Expiring
Name	Class	Age	Term Expires at Annual Meeting in
Kenneth J. Bacon	III	68	2024
William C. Green	III	62	2024
Elliot Schwartz	III	62	2024
Caryn Effron	I	61	2025
Joseph Martello	I	67	2025
Edward Farrell	I	62	2025
Nominees
Ivan Kaufman.   Mr. Kaufman has served as our Chairman, Chief Executive Officer and president since June 2003. Mr. Kaufman has been Chief Executive Officer and President of Arbor Commercial Mortgage, LLC (“ACM”) since its inception in 1993. ACM was our external manager from our inception through the middle of 2017. ACM remains active in the commercial real estate industry. In 1983, Mr. Kaufman co-founded a predecessor of Arbor National Holdings Inc. and its residential lending subsidiary, Arbor National Mortgage Inc., which went public in 1992. In 1995, the company was sold to Bank of America. In connection with the sale of Arbor National Holdings, Inc., ACM was formed with a focus on multifamily lending, eventually becoming a seller/servicer for Fannie Mae and Freddie Mac and thereby creating the eventual platform of Arbor Realty Trust, Inc. In 2016, ACM sold its agency business to us, creating one comprehensive real estate finance franchise.
Mr. Kaufman has previously served as the Chair of the Independent Judicial Election Qualification Commission for the 10th Judicial District of New York. He has also served on the National and Regional Advisory Boards of Fannie Mae and on the Board of Directors of the Empire State Mortgage Bankers Association.
He was previously named regional “Entrepreneur of the Year” by Inc. Magazine for his outstanding achievements in financial services. Mr. Kaufman also served as a regional spokesperson for Global ReLeaf, a program of the American Forestry Association, which led to his appointment as a delegate of the International Arid Lands Consortium. He has guest lectured at Harvard Business School’s Real Estate Club and is a featured presenter at Columbia University and Wharton Business School.
Mr. Kaufman is a dedicated community leader who founded the North Shore Hebrew Academy High School, a state-of-the-art, 11-acre academy now regarded as one of the premier college preparatory schools in the Northeast. In addition, he has served on the Board of Trustees of The Birthright Israel Foundation.
Melvin F. Lazar.   Mr. Lazar has served as one of our directors from his appointment in November 2003 until May 2011 and since his re-appointment in December 2011. Mr. Lazar is the founder of Lazar Levine & Felix LLP, certified public accountants, was its managing partner from 1969 until 2002, and continued as an employee of the firm, now known as Baker Tilly, LLC, until his retirement in 2014. Mr. Lazar specializes in business valuations and merger and acquisition activities. Mr. Lazar serves on the Board of Directors of Active Media Services, Inc., a privately-held corporate trading company and is former Chairman of the Audit Committee of Enzo Biochem, Inc., a publicly-held biotechnology company.
As the managing partner of a certified public accounting firm for over 30 years and a former member of the audit committees of a public biotechnology company and a private corporate trading company, Mr. Lazar has extensive accounting and financial expertise in a variety of industries, which led the Board of Directors to conclude that he should serve as our director and as Chair of the Audit Committee.
Continuing Directors
Kenneth J. Bacon.   Mr. Bacon has served as one of our directors since April 2020. Mr. Bacon is co-founder and managing partner of RailField Partners, an entrepreneurially run financial advisory and asset management firm focused on the multifamily sector which was started in 2013. Prior to forming RailField, he spent 19 years at Fannie Mae as the Executive Vice President of Multifamily Mortgage Business, where he was responsible for the management and marketing of Fannie Mae’s portfolio of multifamily loans and investments and had roles serving single-family housing and directing investments in community development. During his tenure, he grew the firm’s portfolio from $56 billion to more than $195 billion, consisting primarily of multifamily mortgages and over $6 billion of conventional equity, tax credits, and mezzanine debt. He also managed the American Communities Fund at Fannie Mae, which was established to provide loans and equity to for-sale and rental housing developments to increase the supply of affordable housing and to revitalize communities. Before joining Fannie Mae, he was Director of the Office of Securitization for the Resolution Trust Corporation and held officer positions at Morgan Stanley and Kidder Peabody.
Mr. Bacon serves as Chairman of the Board at Welltower, Nominating and Governance Chair at Comcast, and Risk Committee Chair at Ally Financial. Additionally, he serves on the Board of Directors for Dominium, one of the nation’s largest privately-owned affordable housing development and management companies.
Mr. Bacon is active in several nonprofit and trade groups, including The Real Estate Roundtable, the Board of the Real Estate Executive Council, and the National Multifamily Housing Council. He also serves as board chair of Martha’s Table, a community nonprofit based in Washington, D.C., and board member at the Urban Institute, a leading Washington, D.C. think tank. He is currently an adjunct professor at the McDonough School of Business — Steers Center for Global Real Estate at Georgetown University.
Mr. Bacon’s significant experience in the financial and housing industries, government affairs and the non-profit, educational and philanthropic communities led the Board of Directors to conclude that he should serve as our director.
William C. Green.   Mr. Green has served as one of our directors since February 2012. Mr. Green currently serves as the Chief Financial Officer and a principal of Ginkgo Investment Company (“Ginko”), Ginkgo Residential and affiliates, which are focused on providing acquisition, construction management, accounting and asset management services to multifamily properties. Additionally, Mr. Green is the Co-Chief Executive Officer of Ginkgo REIT, Inc., a non-traded real estate investment trust. Prior to that, Mr. Green held senior level positions within Starwood Capital, Wachovia Securities and Banc of America Securities where he focused exclusively on commercial real estate capital markets and commercial real estate asset management activities. Mr. Green is also a director for Ginkgo REIT, Inc. and is a director of Royal Oak Realty Trust. In March 2013, Mr. Green was appointed to serve as Lead Director. See “Corporate Governance Profile — Role of the Lead Director” for further information.
Mr. Green’s leadership experience at several organizations provides him with insight and expertise on the real estate, banking and financial services industries in general, which led the Board of Directors to conclude that he should serve as our director.
Elliot Schwartz.   Mr. Schwartz has served as one of our directors since June 2018. Mr. Schwartz is the co-founder, Chief Executive Officer and General Counsel of Debt Recovery Solutions, LLC, a national accounts receivable management agency. Founded in 2002, the organization purchases and manages distressed consumer receivables in the financial, education, telecommunication and medical sectors. Mr. Schwartz manages all aspects of the company’s operation as well as its compliance with city, state and federal rules and regulations that govern the industry. Prior to founding Debt Recovery Solutions, LLC, Mr. Schwartz served as Senior Vice President, General Counsel and Principal at Coldata, Inc., for more than a decade. The debt management company provided accounts receivable management services to various financial institutions as well as City, State and Federal governmental agencies throughout the United States. After Coldata was sold in 1999, Mr. Schwartz continued his responsibilities under the acquisition until 2002. Mr. Schwartz is a member of the Nassau County Bar Association, New York State Bar Association, Receivables Management Association and the American Collectors Association.
As the co-founder and Chief Executive Officer of an organization with a focus in distressed assets in various markets, Mr. Schwartz has a unique set of experience in debt management recovery services, which led the Board of Directors to conclude that he should serve as our director.
Caryn Effron.   Ms. Effron was appointed to our Board of Directors in December 2021. Ms. Effron is a commercial real estate finance executive, angel investor, entrepreneur, and change-maker. She has over 25 years of experience in commercial real estate, capital markets, asset management, and capital raising. Ms. Effron was a Managing Director at Ackman-Ziff Real Estate Group, where she specialized in debt and mezzanine financing and has financed over $1 billion in transactions. In 2016, she co-founded Declare (f/k/a Parity-Partners), a community-driven leadership platform focused on mentorship and professional development for women and minorities within finance. For the past decade, Ms. Effron has been an active angel investor and advisor to diverse founders including Learnvest, Springboard, Finhabits, The Helm, and OurOffice. She is a Limited Partner in several women- and diverse-led funds including 645Ventures, Avid Ventures, Inspired Capital, Stellation Capital, Clerisy, and Invictus Global Management. Ms. Effron is a Founding Member and the Co-Chair of the Board of Directors for a newly formed New York non-profit, IDiF, which seeks to advance representation of woman and minorities in the asset management industry, create a culture of capital that embraces diversity and accelerate economic justice. She also currently serves on the Board of Directors for Code Nation, which strives to equip students in under-resourced schools with fundamental coding skills and professional experiences that together create access to careers in technology.
The Board of Directors has concluded that Ms. Effron should serve as our director due to her diverse business and leadership experience in the commercial real estate and capital markets industries.
Joseph Martello.   Mr. Martello has served as one of our directors since June 2003. Since 1999, Mr. Martello has been Chief Operating Officer of Arbor Management, LLC, which is the managing member of ACM. He is responsible for management of the investment portfolio and overseeing the day-to-day operations within Arbor Management. From 1995 to 1999, Mr. Martello was Chief Financial Officer of ACM. From 1990 to 1995, Mr. Martello was the Chief Financial Officer of Arbor National Holdings, Inc., the predecessor company of ACM. Prior to that, he was a senior manager with the international accounting and consulting firm of Ernst & Young for eleven years.
As a senior executive with significant financial services experience who has served within the ACM group of companies for more than 30 years, Mr. Martello brings a breadth of knowledge about real estate matters, as well as the business and operations of the Company and ACM. This led the Board of Directors to conclude that Mr. Martello should serve as our director.
Edward Farrell.   Mr. Farrell has served as one of our directors since June 2018. Mr. Farrell has more than 35 years of financial administration and leadership experience in the financial services industry and is currently the Chief Financial Officer of Cipher Mining Inc. From 2003 through 2018, he served as Senior Vice President, Chief Accounting Officer, Corporate Controller and Interim Chief Financial Officer of AllianceBernstein, L.P., a global investment management and research firm. In this capacity, Mr. Farrell oversaw all duties relating to corporate accounting, financial planning and analysis, tax and treasury, SEC and compliance reporting, as well as global real estate and facilities management. Previously, Mr. Farrell served nine years with Nomura Securities International, Inc., a global investment bank, and held several senior level positions, including Chief Financial Officer. Prior to that, he spent a decade at the investment bank, Salomon Brothers Inc. He began his career at PricewaterhouseCoopers. Mr. Farrell is a Certified Public Accountant and holds the FINRA series 27 license.
The Board of Directors has concluded that Mr. Farrell should serve as our director due to his extensive financial administration and leadership experience in the financial services industry.
Corporate Governance Profile
We are committed to good corporate governance practices and, as such, we have adopted formal corporate governance guidelines to enhance our effectiveness. The guidelines address, among other things, Board member qualifications, responsibilities, education and management succession. A copy of our corporate governance guidelines may be found on our website at www.arbor.com under the heading “Investor Relations — Corporate Governance.”
The Board of Directors met on fifteen occasions and acted by unanimous written consent on twelve occasions during 2022. No incumbent director attended fewer than 75 percent of all meetings of our Board of Directors and the committees on which such director served during 2022.
Senior Officer Code of Ethics and Code of Business Conduct and Ethics
We have a senior officer code of ethics applicable to our Chief Executive Officer (“CEO”), Chief Financial Officer (“CFO”), Chief Accounting Officer, Chief Credit Officer and Controller. This senior officer code also applies to persons performing similar functions to the aforementioned officers. We also have a code of business conduct and ethics applicable to all employees, officers and directors. Both codes are available on our website at www.arbor.com under the heading “Investor Relations — Corporate Governance.” You may also obtain these documents, as well as our corporate governance guidelines, in print free of charge by writing to us at 333 Earle Ovington Boulevard, Suite 900, Uniondale, New York, 11553, Attention: Investor Relations. Amendments to, and waivers from, the senior officer code of ethics and the code of business conduct and ethics for a director or officer will be disclosed at the same website address and heading as provided above. We have filed our 2022 Domestic Company Section 303A CEO Certification with the NYSE without any qualifications. Our Sarbanes-Oxley Section 302 Certification was filed as an exhibit to our 2022 Annual Report.
Combined Principal Executive Officer and Board Chair Positions
Mr. Kaufman serves as both our CEO and Chairman of the Board of Directors, which the Board has determined is the most appropriate governance structure for us. Mr. Kaufman has served in this capacity since Arbor’s formation in 2003. With over 30 years of experience in the real estate finance industry, Mr. Kaufman has a breadth of unique and specialized knowledge about our business operations. Mr. Kaufman solicits input from our Board of Directors regarding the Board agenda and processes. To facilitate coordination with the independent directors and the exercise of independent judgment by the Board of Directors, our non-management directors, each of whom are independent directors under the NYSE’s Corporate Governance Standards, meet regularly in executive session without any members of management present. The Lead Director chairs the executive sessions of our non-management directors, facilitates communication between the independent directors and the Chairman of the Board, ensures appropriate information is sent to the Board and works with the Chairman to identify agenda and other discussion items for the Board.
Role of the Lead Director
In 2013, the Board created the position of Lead Director and appointed William C. Green to the position. The Lead Director is responsible for: (1) serving as a liaison between the Chairman and other members of the Board of Directors; (2) presiding at, and preparing the agenda for, all executive sessions of the independent, non-management directors; (3) working with the Chairman and members of management to schedule Board meetings and prepare agendas; (4) working with the Chairman and members of management to assure the adequacy and timing of information provided to the Board; (5) retaining outside advisors to the Board, if necessary or desirable; and (6) performing such other duties as may be requested by the Chairman or the Board.
Role of the Board of Directors in the Oversight of Risk Management
The Audit Committee takes the lead for the Board in oversight of our risk management activities. At least quarterly, the Audit Committee receives a review of our investment portfolio and quarterly results from our CFO and an internal audit report and a Sarbanes-Oxley compliance report from our internal auditor, DLA, LLC. The review of our investment portfolio and quarterly results covers a wide range of topics and potential issues that could impact us, including matters such as investment performance, investment risks, counterparty risks of asset management activities and balance sheet, results of operations, key financial metrics and operational and integration risks. The internal audit plan is approved by the Audit Committee and regular reports on the progress and results of the internal audit program are provided to the Audit Committee. Our independent registered public accounting firm, Ernst & Young, provides the audit report. Aspects of these reports are presented to the full Board at least quarterly by either the Chairman of the Audit Committee or the member of management responsible for the given subject area. In addition, the entire Board of Directors receives reports from our General Counsel with respect to any legal or regulatory matters that could materially affect us. The Compensation Committee takes the lead for the Board in oversight of risk relating to compensation matters. The Compensation Committee considers, in establishing and reviewing our executive compensation program, whether the program encourages unnecessary risk taking and has concluded that it does not.
Role of the Board of Directors in the Oversight of Environmental, Social and Governance (“ESG”) Matters
During 2022, Arbor continued to examine and refine its governance structure with respect to sustainability. These efforts included revisiting the commitment made across the organization and determining the most appropriate systems and procedures to ensure proper oversight by senior management and the Board. Our governing Statement of ESG Principles can be found on our website at www.arbor.com under the heading “About ARBOR”. Our Board will continue to engage with senior management on short- and long-term strategies as they relate to ESG matters. However, the primary responsibility of reviewing Arbor’s ESG plans and management’s performance in delivering on those plans, now resides with the Corporate Governance Committee. This decision was made given the scope of the Corporate Governance Committee’s responsibilities and the fact that several directors who have experience in ESG matters, including managing these issues in senior leadership or advising roles in the financial services sector, sit on this Committee. During 2022, the Board continued to monitor the Company’s initiative to integrate ESG into our business operations, as well as investment processes and strategies, paying particular attention to expectations in the market and newly emerging regulatory requirements.
The Chairman of the Corporate Governance Committee, after presentations to the Committee by senior management and the chair of the ESG Taskforce, makes regular reports to the Board. Arbor’s ESG Taskforce, which was created in 2021, expanded in 2022, to include additional employees across various areas of the business, with the intention of increasing focus on particular initiatives and reporting obligations. The Corporate Governance Committee continues to be directly responsible for overseeing Arbor’s ESG policy and strategy, including those initiatives spearheaded by the ESG Taskforce, as reflected in its charter.
As the focus on sustainability, as an appropriate corporate objective, remains a priority for the investing public, Arbor has continued to assess current processes for measuring, disclosing, and reporting ESG metrics. As previously disclosed, we have continued to abide by our commitment to reducing our impact on the environment, fostering social responsibilities, and maintaining openness and transparency with respect to our ESG initiatives, through our Statement of ESG Principles and the work of our ESG Taskforce. While our ESG Principles may change from time to time to address a changing environment, Arbor’s culture will continuously support our ESG framework.

We continue to affirm our commitment to a cleaner energy infrastructure by investing in the use and occupancy of office space, other facilities and equipment that support sustainability, carbon reduction, and energy management, as well as maintaining our active and significant participation in the green and affordable lending arenas.
This promise to support our surrounding community, and world at large, has also translated to a renewed commitment to certain initiatives and an exploration of new opportunities, largely related to the ESG principles found in our Statement of ESG Principles. Our recent ESG initiatives include: (1) the launch of a domestic and international tree planting program, aimed at supporting two highly successful reforestation efforts, on behalf of Arbor’s customers; (2) a continuation of our partnership with Project Destined, a real-estate finance focused internship program, providing underserved youth with the ability to gain and finetune technical, financial and leadership skills and giving us the opportunity to source diverse talent; (3) continued participation with Future Housing Leaders (“FHL”), which is a Fannie Mae-led recruiting service that helps companies create a more diverse workforce through intentional sourcing and recruiting; and (4) periodic review and revamping of Arbor’s corporate and Board-directed governance to more clearly reflect its commitment to ESG. For more detailed information of our ESG initiatives, see our ESG Report on our website at www.arbor.com.
We are certain that these initiatives, among others we may develop from time to time, will make Arbor a better place to work, and a more impactful participant in the ever-evolving global markets.
Director Independence
Of our eight directors, six have been determined by our Board of Directors to be independent for purposes of the NYSE’s Corporate Governance Standards. Our independent directors are currently Ms. Effron and Messrs. Green, Lazar, Farrell, Schwartz and Bacon. In determining director independence, the Board of Directors reviewed, among other things, whether any transactions or relationships currently exist, or have existed in the past, between each director and the Company and its subsidiaries, affiliates and equity investors or independent registered public accounting firm. In particular, the Board reviewed current or recent business transactions or relationships or other personal relationships between each director and the Company, including such director’s immediate family and companies owned or controlled by the director or with which the director was affiliated. The purpose of this review is to determine whether any such transactions or relationships failed to meet any of the objective tests promulgated by the NYSE for determining independence or were otherwise sufficiently material as to be inconsistent with a determination that the director is independent. The Board also examined whether there were any such transactions or relationships between each director and members of our senior management or our affiliates.
In reviewing the independence of Mr. Green, the Corporate Governance Committee and the Board considered that in 2017, Ginkgo, of which Mr. Green is a 33% managing member, purchased a multifamily apartment complex, which assumed a Fannie Mae loan that we service. Ginkgo subsequently sold the majority of its interest in this property and currently owns a 3.6% interest. Upon the purchase by Ginkgo, we received a 1% loan assumption fee which was governed by existing loan agreements that were in place when the loan was originated in 2015, prior to such purchase. Subsequent to the closing, in November of 2018, the Ginkgo sponsored entity obtained a supplemental loan from Fannie Mae on the same apartment complex, a loan which we also service. The majority of the proceeds were used for additional capital investment into the apartment complex and for a reimbursement of some of the capital invested by the Ginkgo sponsored entity.
In reviewing the independence of Ms. Effron, the Corporate Governance Committee and the Board reviewed an investment of $250,000 made by ACM in a business of which Ms. Effron’s son is a principal and in which Ms. Effron also had an investment. The Corporate Governance Committee reviewed the percentage of ACM’s interest in the company and acknowledged that neither ACM nor Ms. Effron had any management role in, or control over the company in question. After reviewing all relevant facts with respect to ACM’s investment, the Corporate Governance Committee and the Board concluded that the investment had no impact on Ms. Effron’s independence.
As a result of its review, the Board affirmatively determined that Ms. Effron and Messrs. Green, Lazar, Farrell, Schwartz and Bacon were independent under the NYSE listing standards. Until his resignation on

April 2, 2022, Mr. Tsunis had also been determined to be independent. Until his retirement on May 18, 2022, Dr. Dykes had also been determined to be independent.
Board Committees
During 2022, our Board had five standing committees, the principal functions of which are briefly described below. Effective January 1, 2023, the Board maintains four standing committees, as outline below. Matters put to a vote at any one of our five committees must be approved by a majority of the directors on the committee who are present at a meeting at which there is a quorum or by unanimous written consent of all the directors on that committee. Our Board of Directors may from time to time establish certain other committees to facilitate the management of the Company.
Audit Committee
Our Board of Directors has established an Audit Committee, which is currently composed of five of our independent directors, Ms. Effron (effective January 1, 2023) and Messrs. Lazar, Green, Farrell and Bacon. Until his retirement on May 18, 2022, Dr. Dykes was also a member of the Audit Committee. During 2022, the Audit Committee met on four occasions and acted by unanimous written consent once. The Audit Committee selects and appoints our independent registered public accounting firm and assists the Board in overseeing: (1) the integrity of our financial statements; (2) our independent registered public accounting firm’s qualifications and independence; (3) the performance of our independent registered public accounting firm and our internal audit function; and (4) our compliance with legal and regulatory requirements.
Mr. Lazar currently serves as Chairman of the Audit Committee. The Board has determined that Mr. Lazar qualifies as an “Audit Committee financial expert” as defined by the rules of the SEC and that each member of the Audit Committee is “financially literate.” The Audit Committee is governed by a charter that has been adopted by the Board of Directors.
Compensation Committee
Our Board of Directors has established a Compensation Committee, which is currently composed of four of our independent directors, Messrs. Green, Lazar, Schwartz and Farrell. Ms. Effron was a member of the Compensation Committee during 2022, however, effective January 1, 2023, Ms. Effron was added to the Audit Committee and ceased to be a member of the Compensation Committee. Effective January 1, 2023, Mr. Farrell was added to the Compensation Committee. During 2022, the Compensation Committee met on one occasion and acted by unanimous written consent twice. Mr. Green currently serves as the Chairman of the Compensation Committee. Until his resignation in April 2022, Mr. Tsunis was a member of the Compensation Committee.
The principal functions of the Compensation Committee are to: (1) evaluate the performance of our executive officers (as described further in “Executive Compensation”); (2) review the compensation payable to our executive officers and non-employee directors; (3) review and discuss with management the compensation discussion and analysis disclosure included in this proxy statement; and (4) administer our Stock Incentive Plan and the issuance thereunder of any awards to our employees. The Compensation Committee is governed by a charter that has been adopted by the Board of Directors. The charter allows the Compensation Committee to delegate its authority to subcommittees, as appropriate. In addition, the Board has delegated to our Chief Executive Officer limited authority to grant common stock in connection with (1) the hiring of new employees in an amount up to the lesser of (i) $250,000 or (ii) 25% of the employee’s base salary and (2) the retention of key employees up to a maximum annual aggregate amount of $2,000,000.
Corporate Governance Committee
Our Board of Directors has established a Corporate Governance Committee, which is currently composed of four of our independent directors, Ms. Effron and Messrs. Bacon, Farrell and Schwartz. Until his retirement on May 18, 2022, Dr. Dykes was also a member of the Corporate Governance Committee. Until his resignation in April 2022, Mr. Tsunis was also a member of the Corporate Governance Committee.

During 2022, the Corporate Governance Committee met three times. Mr. Schwartz currently serves as the Chairman of the Corporate Governance Committee.
The Corporate Governance Committee is responsible for seeking, considering and recommending to the Board qualified candidates for election as directors and recommending a slate of nominees for election as directors at each annual meeting of stockholders. The Corporate Governance Committee is also responsible for: (1) preparing and submitting to the Board for adoption the committee’s selection criteria for director nominees; (2) reviewing and making recommendations on matters involving general operation of the Board and our corporate governance; (3) annually recommending to the Board nominees for each committee of the Board; and (4) overseeing Arbor’s ESG policy and strategy.
The committee annually facilitates the assessment of the Board of Directors’ performance as a whole and of the individual directors and reports thereon to the Board. The Corporate Governance Committee is governed by a charter that has been adopted by the Board of Directors.
Copies of the charters of the Audit Committee, the Compensation Committee and the Corporate Governance Committee are available on our website, www.arbor.com, under the heading “Investor Relations — Corporate Governance.” You may also obtain these documents in print free of charge by writing the Company at 333 Earle Ovington Boulevard, Suite 900, Uniondale, New York, 11553, Attention: Investor Relations.
Special Financing Committee
Our Board of Directors has established a Special Financing Committee, which is currently composed of our Chairman, CEO and President, Lead Director and Chairman of the Audit Committee. During 2022, the Special Financing Committee acted by unanimous written consent on twelve occasions.
The Special Financing Committee is authorized to approve our guaranties of the following with respect to credit facilities to which our direct and indirect subsidiaries are a party: (i) a credit facility in an original principal amount of $350 million or less, with an initial maturity date of three years or less or if the facility finances only one underlying mortgage loan, for the term of the underlying mortgage loan; or (ii) an amendment to an existing credit facility relating to (1) an increase to the principal amount of the credit facility by an amount not to exceed $350 million and for a period not to exceed three years; (2) any extension of the maturity dates or borrowing expiration dates for a period not to exceed three years at a time or if the facility finances only one underlying mortgage loan, for the term of the underlying mortgage loan; and (3) any other amendments, provided that any such amendment does not result in (x) an increase in the principal amount of the obligations under a credit facility by an amount and/or for a term exceeding that permitted by clause (i) above or (y) an extension of a maturity date or borrowing expiration date for a period exceeding that permitted by clause (ii) above.
Strategic/Regulatory Committee
Our Board of Directors had previously maintained a Strategic/Regulatory Committee, which was responsible for the oversight and facilitation of our short-term and long-term strategic plans and was composed of two of our independent directors, Messrs. Green and Tsunis (prior to his resignation on April 2, 2022), as well as Mr. Kaufman. The Strategic/Regulatory Committee did not meet during 2022. Effective January 1, 2023, the Board of Directors disbanded the Strategic/Regulatory Committee and the respective duties were assumed by other committees.
Non-Management Directors
As required by the NYSE’s Corporate Governance Standards, our non-management directors, each of whom is an independent director under the NYSE’s Corporate Governance Standards, meet regularly in executive session without any members of management present. The Lead Director chairs these sessions.
Stockholder and Interested Party Communications with Directors
The Board of Directors has established a process to receive communications from stockholders and other interested parties. Interested parties and stockholders may contact any or all members of the Board, including non-management directors, by mail. To communicate with the Board of Directors, any individual director or any group or committee of directors, correspondence should be addressed to the Board of Directors or any such individual director or group or committee of directors by either name or title. All such correspondence should be sent in care of the Corporate Secretary at Arbor Realty Trust, Inc., 333 Earle Ovington Boulevard, Suite 900, Uniondale, New York, 11553.
All communications received as set forth in the preceding paragraph will be opened by the office of our Corporate Secretary for the sole purpose of determining whether the contents represent a message to our directors. Any contents that are not in the nature of advertising, promotions of a product or service or patently offensive material will be forwarded promptly to the addressee. In the case of communications to the Board or any group or committee of directors, the office of the Corporate Secretary will make sufficient copies of the contents to send to each director who is a member of the group or committee to which the correspondence is addressed.
Director Nomination Procedures; Diversity
The Corporate Governance Committee generally believes that, at a minimum, candidates for membership on the Board of Directors should demonstrate an ability to make a meaningful contribution to the Board of Directors’ oversight of our business and affairs and have a record and reputation for honesty and ethical conduct. The Corporate Governance Committee recommends director nominees to the Board of Directors based on, among other things, its evaluation of a candidate’s experience, knowledge, skills, expertise, integrity, ability to make independent analytical inquiries, understanding of our business environment and a willingness to devote adequate time and effort to Board responsibilities. In making its recommendations to the Board of Directors, the Corporate Governance Committee also seeks to have the Board nominate candidates who have diverse backgrounds and areas of expertise so that each member can offer a unique and valuable perspective.
The Corporate Governance Committee may identify potential nominees by asking current directors and executive officers to notify the committee if they become aware of persons who meet the criteria described above, especially business and civic leaders in the communities in which we operate. It may also engage firms, at our expense, that specialize in identifying director candidates. As described below, the Corporate Governance Committee will also consider candidates recommended by stockholders.
Once a person has been identified by the Corporate Governance Committee as a potential candidate, the committee will collect and review publicly available information regarding the person to assess whether the person should be considered further. If the Corporate Governance Committee determines that the candidate warrants further consideration, the Chairman or another member of the committee will contact the person. If the person expresses a willingness to be considered and to serve on the Board of Directors, the Corporate Governance Committee will request information from the candidate, review the person’s accomplishments and qualifications, including in light of any other candidates that the committee might be considering, and conduct one or more interviews with the candidate. In certain instances, members of the Corporate Governance Committee may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have greater first-hand knowledge of the candidate’s qualifications.
In addition to director nominations and other proposed business submitted by stockholders in accordance with our bylaws, as summarized below under “Stockholder Proposals for 2024,” the Corporate Governance Committee will consider written recommendations from stockholders of potential director candidates. Such recommendations should be submitted to the Corporate Governance Committee in care of the Corporate Secretary at Arbor Realty Trust, Inc., 333 Earle Ovington Boulevard, Suite 900, Uniondale, New York, 11553. Director recommendations submitted by stockholders should include the following:
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the name, age, business address and residence address of the individual(s) recommended for nomination;

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the class, series and number of any shares of our stock that are beneficially owned by the individual(s) recommended for nomination;

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the date such shares of our stock were acquired by the individual(s) recommended for nomination and the investment intent of such acquisition; and

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all other information relating to such candidate that would be required to be disclosed pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected.

Stockholder recommendations of director candidates must be delivered to the Corporate Secretary not earlier than the 150th day and not later than the close of business on the 120th day prior to the first anniversary of the date of mailing of the notice for the preceding year’s annual meeting of stockholders.
The Corporate Governance Committee does not employ a specific policy, practice or formula for evaluating candidates to the Board of Directors recommended by stockholders and expects to use a similar process to evaluate candidates to the Board of Directors recommended by stockholders as the one it uses to evaluate candidates otherwise identified by the committee.
Director Attendance at Annual Meeting
We do not currently maintain a policy requiring our directors to attend the annual meeting; however, attendance by our directors is encouraged. Eight of our directors attended the 2022 annual meeting of stockholders, all of which attended virtually.

AUDIT COMMITTEE REPORT
The following report of the Audit Committee of the Board of Directors of Arbor Realty Trust, Inc., a Maryland corporation (the “Company”), does not constitute soliciting material and should not be considered filed or incorporated by reference into any other filing by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this report by reference therein.
The Audit Committee operates under a written charter adopted by the Board of Directors. The Board of Directors has determined that all members of the Audit Committee meet the independence standards established by the NYSE.
The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. The Company’s management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. The independent registered public accounting firm is responsible for performing an audit of the Company’s consolidated financial statements in accordance with generally accepted accounting principles in the United States (“GAAP”) and issuing a report thereon. The Audit Committee reviews and oversees these processes, including oversight of: (1) the integrity of the Company’s financial statements; (2) the Company’s independent registered public accounting firm’s qualifications and independence; (3) the performance of the Company’s independent registered public accounting firm and the Company’s internal audit function; and (4) the Company’s compliance with legal and regulatory requirements.
In discharging its oversight role, the Audit Committee reviewed and discussed the audited financial statements contained in the Company’s 2022 Annual Report with the Company’s management and independent registered public accounting firm. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with GAAP.
The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed under the rules adopted by the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee has also discussed with the independent registered public accounting firm their independence from the Company and has received written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence.
The Audit Committee discussed with the Company’s internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee met with the internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.
Based on the review and discussions referred to above, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company’s 2022 Annual Report for filing with the SEC.
Audit Committee:
Melvin F. Lazar (Chairman)
Kenneth J. Bacon
Caryn Effron
Edward Farrell
William C. Green
April 17, 2023

EXECUTIVE OFFICERS
Our executive officers are elected annually by our Board of Directors and serve for a term of one year and until their respective successors are elected and qualify. Set forth below is information regarding our executive officers, as of the date of this proxy statement, unless otherwise indicated:
Name	Age	Position
Ivan Kaufman(*)	62	Chairman of the Board of Directors, Chief Executive Officer and President
John Caulfield	58	Chief Operating Officer — Agency Lending
Paul Elenio	55	Chief Financial Officer
Fred Weber	62	Executive Vice President — Structured Finance and Principal Transactions
Gene Kilgore	56	Executive Vice President — Structured Securitization
Maysa Vahidi	47	Executive Vice President, General Counsel
John Natalone	57	Executive Vice President — Treasury and Servicing
Danny van der Reis	55	Executive Vice President — Servicing and Asset Management
Gianni Ottaviano	51	Executive Vice President — Structured Finance Production
Andrew Guziewicz	63	Managing Director and Chief Credit Officer — Structured Finance
Thomas Ridings	55	Managing Director and Chief Accounting Officer

(*)
Biographical information is provided above under “Board of Directors — Continuing Directors.”

John Caulfield.   Mr. Caulfield has served as our Chief Operating Officer — Agency Lending since its inception in 1995 and is responsible for managing the overall production of Arbor’s national sales force and overseeing the implementation of our integrated sales and marketing efforts. He has extensive experience in the mortgage finance industry and a tenure of more than 30 years with Arbor and its predecessor companies. He is responsible for all capital market activities relating to Arbor’s agency lending products. In addition, he oversees the management of agency related trading and investment banking partnerships and is a member of our DUS Loan Committee and Executive Committee.
Paul Elenio.   Mr. Elenio has served as our CFO since 2005. Mr. Elenio joined Arbor National Holdings, Inc., the predecessor company of ACM, in 1991. In 1995, he was promoted to Vice President, Controller; in 2002 he assumed the position of Vice President of Finance; and in 2004 he was further promoted to Senior Vice President, Finance. Mr. Elenio is responsible for overseeing all aspects of our financial operations. This includes financial reporting, tax planning, budgeting, and the appropriate utilization of our capital. He is also in charge of investor relations. Prior to joining ACM, Mr. Elenio was employed with Ernst & Young from 1989 to 1990 in the auditing department.
Fred Weber.   Mr. Weber has served as our Executive Vice President — Structured Finance since 2003. Mr. Weber was employed by ACM from 1999 to 2003. At ACM, Mr. Weber oversaw ACM’s structured finance and principal transaction group, where he was responsible for origination, underwriting and closing coordination of debt and equity financing for various asset types and classes of commercial real estate nationwide. He has been involved in the mortgage banking industry for more than 20 years and has extensive real estate finance and acquisition experience. Mr. Weber is a member of the real estate finance committee of the Real Estate Board of New York. From 1997 to 1999, Mr. Weber was a partner and co-head of the real estate department with Kronish Lieb Weiner & Hellman LLP. Previously, Mr. Weber was a partner with the law firm of Weil, Gotshal & Manges LLP.
Gene Kilgore.   Mr. Kilgore has served as our Executive Vice President — Structured Securitization since 2004. From 2001 to 2004, Mr. Kilgore was a portfolio manager for ZAIS Group, LLC, a structured finance investment advisor. From 2000 to 2001, Mr. Kilgore was director of risk finance at Barclays Capital. From 1996 to 2000, Mr. Kilgore worked at Standard & Poor’s Ratings Service, where he was a director in the collateralized debt obligations group. He has also served as Vice President of Corporate Lending and Commercial Real Estate at Wachovia Bank.

Maysa Vahidi.   Ms. Vahidi joined Arbor in May of 2022 with over two decades of experience practicing law in the real estate industry. As Executive Vice President, General Counsel, she is responsible for all of Arbor’s legal activities, including providing appropriate legal support on corporate matters, M&A and related transactions, capital market activity, treasury functions, human resources, marketing, information technology, litigation and all other regulatory issues. Prior to joining Arbor, Ms. Vahidi served as Associate General Counsel and Chief Compliance Officer for Rockwood Capital, where she provided legal support for acquisitions, dispositions, joint ventures, financings, as well as fundraising, investor relations and corporate governance matters. Other past work experience includes practicing law at both King & Spalding, LLP, as well as Cahill Gordon & Reindel, representing financial institutions in real estate capital markets transactions. Additionally, Ms. Vahidi is involved in a number of social and civic organizations in New York City and is active in children’s causes including affiliation with The New York Foundling. She is also a member of the She Builds Committee.
John Natalone.   Mr. Natalone has served as our Executive Vice President — Treasury and Servicing since 1995 and is responsible for managing all of our financing and bank relationships and Arbor’s Asset and Credit Risk Management functions. In addition, he also oversees Arbor’s Treasury and Servicing operations and is a member of Arbor’s loan committee. Mr. Natalone joined Arbor National Holdings, Inc., the predecessor company of ACM, and held the title of Senior Director, Office of the President from 1991 to 1995, where he assisted the President in running various business units. Prior to joining Arbor, Mr. Natalone held positions at GE Mortgage and Ernst & Young.
Danny van der Reis.   Mr. van der Reis joined Arbor in 2019. As Executive Vice President — Servicing and Asset Management, he is responsible for managing the structured asset management department, loan restructurings and loan workouts for all of our balance sheet loans. He also takes the lead in strategically developing and expanding our servicing and asset management functions. With more than 20 years of commercial real estate finance, loan restructuring and loan workout experience, Mr. van der Reis has an extensive background in special servicing. Prior to coming to Arbor, he worked for one of the premier special servicers in the CMBS industry for over two decades where he gained invaluable experience working out and restructuring complex CMBS loans. Mr. van der Reis was also responsible for the processing and resolution of all performing loan consent matters, including the management of credit, underwriting and structuring of sale and assumption transactions.
Gianni Ottaviano.   Mr. Ottaviano is responsible for managing the complete flow of structured loan production at Arbor, including comprehensive deal management, screening and oversight of team members. He also oversees and manages the flow of multifamily structured transactions that are sourced by Arbor’s national sales team. During Mr. Ottaviano’s tenure with Arbor, he has taken on a variety of increasingly vital roles within the group, including loan production, transaction screening, underwriting, deal management, relationship management, closing and asset management. Mr. Ottaviano began his real estate industry career with Arbor in 1999 after working for five years in the accounting group at Ford Models.
Andrew Guziewicz.   Mr. Guziewicz joined Arbor in 2008. As Managing Director and Chief Credit Officer — Structured Finance, he oversees the underwriting process for all structured finance transactions and is a voting member of Arbor’s credit committee. Mr. Guziewicz has more than 30 years of commercial mortgage underwriting experience. Prior to joining Arbor, he was a Director for Merrill Lynch & Co., Inc., where he was responsible for managing the underwriting of loans from $50 million to over $5 billion, which were originated for securitization or private placement in capital markets. He has also held positions at Deutsche Bank Securities, Inc., Aetna Real Estate Investments and GE Capital.
Thomas Ridings.   Mr. Ridings joined Arbor in 2013. As Managing Director and Chief Accounting Officer, Mr. Ridings is responsible for overseeing our accounting operations and financial reporting functions, including budgeting and internal audit. Prior to joining Arbor, he worked at W. P. Carey Inc., a publicly traded, diversified real estate investment trust and a leading global owner and manager of commercial real estate, from 2004 to 2013. At W. P. Carey he served in various positions including Executive Director, Chief Audit Executive, Chief Risk Officer and Chief Accounting Officer. From 2000 to 2004, he served in various accounting and financial reporting roles at Computer Associates, a publicly traded, global software company. Mr. Ridings also worked at Ernst & Young where he held various positions in their assurance services practice from 1990 to 2000. He is a Certified Public Accountant.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Compensation Philosophy and Principles
The Compensation Committee is aware that the real estate finance industry is highly competitive and that experienced professionals have significant career mobility. We compete for executive talent with a large number of real estate investment companies and specialty finance companies, some of which are privately owned and some of which are publicly traded and have significantly larger market capitalization than us. We are a specialized company in a highly competitive industry and our ability to attract, retain and appropriately reward our NEOs and other key employees is essential to maintaining our competitive position in the real estate finance industry. For 2022, our NEOs are Mr. Kaufman, our CEO, Mr. Elenio, our CFO, and Messrs. Caulfield, Kilgore and Weber, the three most highly compensated executive officers (other than our CEO and our CFO) who were serving as our executive officers as of the end of 2022.
The Compensation Committee’s goal is to maintain compensation programs that are competitive within our industry, reward executives if we achieve our operational, financial and strategic goals and build stockholder value. In determining the form and amount of compensation payable to the NEOs, the Compensation Committee is guided by the following objectives and principles:
•
Compensation levels should be sufficiently competitive to attract, motivate and retain key executives.    We aim to ensure our executive compensation program attracts, motivates and retains high performance talent and appropriately rewards them for the Company achieving and maintaining a competitive position in our industry. The Compensation Committee believes that total compensation should increase with position and responsibility.

•
Compensation related directly to performance and incentive compensation should constitute a substantial portion of total compensation.   We aim to promote a pay-for-performance culture, with a substantial portion of total compensation being “at risk.” Accordingly, a substantial portion of total compensation should be tied to and vary with our operational, financial and strategic performance, as well as individual performance. The Compensation Committee believes that executives with greater responsibility and thereby the ability to directly impact our strategic goals and long-term results should bear a greater proportion of the risk if these goals and results are not achieved.

•
Long-term incentive compensation should align executives’ interests with the Company’s stockholders.    Awards of equity-based compensation encourage executives to focus on our long-term growth and prospects and motivate executives to manage the Company from the perspective of owners with a meaningful stake in the Company, as well as to focus on long-term career orientation.

The Compensation Committee does not employ a specific policy, practice or formula regarding an allocation between cash and non-cash compensation with respect to compensation paid to our executives.
The Compensation Committee reviews, at least annually, the goals and objectives of our executive compensation plans, incentive compensation plans, equity-based plans and other compensation and employee benefit plans. The Compensation Committee believes that our compensation and benefits are competitive with our peers and provide appropriate incentives for strong performance. In addition, the Compensation Committee considered whether our executive compensation program encourages unnecessary risk taking and has concluded that it does not.
Compensation Setting Process
Management’s Role in the Compensation-Setting Process
The Compensation Committee believes our CEO, Mr. Kaufman, is in the best position to determine the responsibilities of each other NEO and observe how well each executive performs their responsibilities. Mr. Kaufman provides recommendations to the Compensation Committee regarding base salary levels and the form and amount of the annual cash incentive awards and stock-based compensation paid to all our other NEOs. Mr. Kaufman’s recommendations are based on his evaluation of each other NEO’s performance, contribution toward achieving operational, financial and strategic goals, current and historical compensation elements and our financial performance. The Compensation Committee has the ability to modify any of these recommendations and is solely responsible for ultimately determining and approving all of our compensation arrangements for these NEOs. Additionally, Mr. Kaufman and our other officers provide compensation and other information to the Compensation Committee upon its request.
Mr. Kaufman does not participate in any deliberations or approvals by the Compensation Committee with respect to his compensation.
See “Determining Compensation Levels” below for more information about the Compensation Committee’s process for determining the compensation of the NEOs.
Compensation Consultants
The Compensation Committee’s charter provides the committee with the sole authority to retain, terminate, obtain advice from, oversee and compensate any compensation consulting firm or other adviser as it deems appropriate. We have provided appropriate funding to the Compensation Committee to do so.
For 2022, the Compensation Committee did not engage a compensation consultant to advise on the compensation of our executive officers and non-employee directors as it continued to apply the principles developed with FPL Associates, its consultant, in 2014 and 2021. FPL Associates has no other relationships with us and is considered an independent third-party advisor. The Compensation Committee conducted a specific review of its relationship with FPL Associates and determined that its work for the Compensation Committee did not raise any conflicts of interest, consistent with the requirements promulgated under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), by the SEC and by the NYSE. The Compensation Committee continues to monitor the independence of its compensation consultant on a periodic basis.
Determining Compensation Levels
The Compensation Committee annually determines targeted total compensation levels, as well as the individual compensation components for the NEOs. In making such determinations, the Compensation Committee reviews and considers: (1) recommendations of our CEO (for the other NEOs); (2) historical compensation levels for each NEO; (3) industry and market conditions and our future objectives and challenges; and (4) overall effectiveness of the executive compensation program. Except with respect to Mr. Kaufman and his Annual Incentive Agreement, the Compensation Committee does not utilize specific performance-based goals and does not engage in benchmarking compensation but reviews general industry trends as well as our overall performance in determining targeted total compensation levels.
Based upon its review of the applicable factors described above, the Compensation Committee approved the total compensation payable to Mr. Kaufman with respect to his service in 2022. Based upon discussions and recommendations of our CEO, and upon its review of the applicable factors described above, the Compensation Committee approved the base salary and incentive awards of each of the other NEOs with respect to their service in 2022. The Compensation Committee believes these approved forms and levels of compensation are reasonable, appropriate and in line with our compensation philosophy and principles.
Elements of Compensation
Total compensation for the NEOs is generally comprised of the following components:
•
base salary;

•
annual cash incentive awards;

•
stock-based incentive awards; and

•
retirement and other benefits.

Other than Mr. Kaufman’s Annual Incentive Agreement described below in “2021 Incentive Agreement,” our NEOs do not have employment, severance or change of control agreements, although their restricted stock award agreements provide for accelerated vesting upon a change of control as further described under

“Stock-Based Incentive Awards — Stock Awards.” All the NEOs are employed at will, which enables us to terminate their employment at any time and for any reason. This is consistent with our performance-based employment and compensation philosophy.
Base Salary
Salaries provide executives with a base level of income and help achieve the objectives outlined above by attracting and retaining strong talent with the skills and experience necessary to achieve our key business objectives. The Compensation Committee reviewed and approved, with respect to 2022, the base salaries of the NEO group. Generally, base salaries are not based upon specific measures of corporate performance, but are determined by: (1) tenure of service; (2) scope and complexity of the position, including current job responsibilities; (3) an evaluation of each officer’s individual performance and contribution to our operational, financial and strategic goals and objectives; and (4) with respect to the NEOs other than Mr. Kaufman, the recommendations of our CEO. Consistent with compensation practices commonly applied in the real estate finance industry, salaries generally consist of a lower percentage of an executive’s total compensation, with a substantial portion of total compensation coming from incentive compensation that is tied to our performance. In March 2023, the Compensation Committee approved the salaries of the NEO group for 2023, all of which were unchanged from 2022.
Please refer to the “Summary Compensation Table for 2022” below for a further description of the base salaries paid to our NEOs with respect to their services during 2022.
Annual Incentive Awards
We aim to promote a pay-for-performance culture, with a substantial portion of total compensation being “at risk.” The annual incentive award may be in the form of cash, stock-based awards or a combination thereof, at the discretion of the Compensation Committee. We do not have a specific policy, practice or formula regarding an allocation between the cash component and the stock-based component. These awards are designed to help achieve the objectives of the compensation program and may vary significantly from year to year. Except with respect to Mr. Kaufman’s Annual Incentive Agreement, in 2022, the Compensation Committee did not establish any specific performance-based goals that must be met in order to receive the annual incentive award.
The Compensation Committee believes that the structure and ultimate payout amounts of the incentive awards are appropriate to attract, retain and reward the NEOs, are competitive with those offered by our peers, provide a strong, long-term performance and retention incentive, support a pay-for-performance culture and increase each NEO’s vested interest in the Company.
The Compensation Committee determines the annual incentive awards of the NEOs in amounts relative to each individual’s contributions and responsibilities. Individuals with increased ability to directly impact our performance were allocated larger awards because they bear a greater proportion of the risk that compensation will decrease if we do not perform as expected. We paid cash incentive awards to the following NEOs with respect to their performance in 2022:
Mr. Caulfield received an annual cash incentive award of $900,000 for managing our agency origination production.
Mr. Elenio received an annual cash incentive award of $1,100,000 with respect to his work on behalf of the Company.
Mr. Kilgore received an annual cash incentive award of $1,000,000 for managing our securitization platform.
Mr. Weber received an annual cash incentive award of $800,000 for managing our loan portfolio and origination platform.
Our independent directors approved the payment of a $6,516,785 cash bonus to Mr. Kaufman with respect to his work on our behalf during 2022, in accordance with the terms of the 2021 Incentive Agreement as described below in “2021 Incentive Agreement.”

Stock-Based Incentive Awards
Since the Company’s formation in 2003, the Compensation Committee has granted our NEOs (as well as certain other employees of ours, employees of ACM who provided services to us and our non-management directors) stock awards, consisting of shares of our common stock that may, in the discretion of the Compensation Committee, either: (1) vest annually over a multi-year period, subject to the recipient’s continued service to us; or (2) vest immediately. The recipients of these awards realize value as the common stock underlying the awards vests, with the value increasing if our stock performance increases after the date of grant. Additionally, all of the common stock underlying these restricted stock awards, whether or not vested, is entitled to cash dividends paid to our stockholders because we feel that this further aligns the interests of the holders with those of our stockholders generally.
The Compensation Committee believes that stock-based awards must be sufficient in size and value to achieve our goals of both providing a strong, long-term performance and retention incentive for NEOs and increasing their vested interest in the Company. In determining the equity component of an NEO’s compensation, the Compensation Committee considers all relevant factors, including the Company’s performance and relative stockholder return, the awards granted in past years and the relative value of the awards.
Stock-Based Awards for 2022 Performance.   Consistent with its historical practice of granting annual stock-based awards to the NEOs with respect to their service and performance in the most recently completed calendar year, in 2023, the Compensation Committee granted our NEOs stock-based awards, consisting of restricted stock with a multi-year vesting schedule under our Stock Incentive Plan with respect to their service and performance in 2022. In March 2023, the Compensation Committee granted an aggregate of 820,437 shares of restricted stock to certain of our employees with respect to their 2022 performance. Included in such granted awards was an aggregate of 130,206 shares of restricted stock that were granted to the NEO group, excluding Mr. Kaufman. One third of the shares were vested as of the date of grant and one third will vest on each of the first and second anniversaries of the date of grant (subject to continued employment). In addition, in March 2023, in connection with the Annual Incentive Agreement with Mr. Kaufman (see below), the Compensation Committee granted Mr. Kaufman 247,275 shares of time-based vesting restricted stock units (“Time-Based Vesting Stock”) which will vest in full in March 2026. Mr. Kaufman has elected to defer receipt of the common stock, into which the restricted stock units are converted, until March 2028, or sooner in the case of termination, pursuant to a pre-established deferral election. See “Retirement and Other Benefits” below.
We do not have a formal policy on timing equity compensation grants in connection with the release of material non-public information to affect the value of compensation. The Compensation Committee generally grants stock-based awards once a year.
Future Grants of Stock Options.   The Compensation Committee has traditionally viewed restricted stock awards as more effective than stock options in achieving our compensation objectives. However, the Compensation Committee also considers stock options, in addition to restricted stock awards, as a viable tool to retain key employees. To the extent that the Compensation Committee decides to grant stock options in the future, it is anticipated that: (1) the exercise price for the stock options will be equivalent to the market price of the underlying common stock on the date of grant; (2) the stock options will vest over a multi-year period; and (3) the stock options will be exercisable for a maximum of ten years from the date of grant. Stock options align employee incentives with the interests of stockholders because they have value only if our stock price increases over time. The Compensation Committee believes that the ten-year term of the stock options will help focus employees on our long-term growth. Given that stock options vest over a multi-year period, stock options are intended to help retain key associates and keep employees focused on long-term performance. To date, no such options have been granted.
Retirement and Other Benefits
We maintain a 401(k) plan for our employees, including the NEOs, as a source of retirement savings by enabling participants to save on a pre-tax basis and by providing Company matching contributions. All the NEOs participated in the 401(k) plan in 2022.

During 2022, we did not maintain a defined benefit pension plan, however, we maintained an employee non-qualified deferred compensation plan which is offered to certain eligible employees (the “Employee Deferred Comp Plan”). The Employee Deferred Comp Plan can be modified or discontinued at any time and we modified the eligibility requirements in 2020 to allow participation to certain additional employees, including our NEOs. There were no contributions made or withdrawals received by any of the NEOs during 2022 under the Employee Deferred Comp Plan.
In 2021, the Board of Directors approved a deferred compensation plan which is offered to all our directors, as well as Mr. Kaufman, which allows each individual to elect to defer some or all of their cash and/or equity awards (the “Director Deferred Comp Plan”). The Director Deferred Comp Plan also allows for an election, in the event of a deferral of equity, to either receive dividend equivalents in cash, or to defer the dividend equivalents and have them converted to additional deferred equity.
The NEOs are eligible to participate in our active employee flexible benefits plans, which are generally available to all employees. Under these plans, all employees are entitled to medical, dental, vision, life insurance and long-term disability coverage. Additionally, all employees are entitled to vacation, sick leave and other paid holidays. The Compensation Committee believes that our commitment to provide the employee benefits described above recognizes that the health and well-being of our employees contribute directly to a productive and successful work life that enhances results for the Company and its stockholders.
In 2022, we provided all NEOs with (1) $250,000 of life insurance coverage and (2) long-term disability coverage with a maximum annual benefit of $120,000. Messrs. Elenio, Caulfield and Weber were provided with an additional $250,000 of life insurance coverage as a result of their participation in the Employee Deferred Comp Plan.
For further information regarding the premiums paid on the NEOs’ insurance policy, refer to the “Summary Compensation Table for 2022” below.
Advisory Vote to Approve NEO Compensation
In the 2011 annual meeting of stockholders, the Board resolved to accept the stockholders’ recommendation to hold an advisory vote on the compensation of our NEOs every three years. Accordingly, we conducted an advisory vote on the compensation of our NEOs at our 2014, 2017 and 2020 annual meetings of stockholders, at which 93%, 90% and 87%, respectively, of the votes cast were in favor of this advisory proposal. The Compensation Committee believes this favorable outcome conveyed our stockholders’ support of the Compensation Committee’s decisions and the existing executive compensation programs. As a result, the Compensation Committee made no material changes in the structure of our compensation programs or pay for performance philosophy, except with respect to Mr. Kaufman’s Annual Incentive Agreement described below. We are providing our stockholders with the opportunity to vote on a non-binding, advisory resolution to approve the compensation of our NEOs at our 2023 annual meeting of stockholders. Please see “Proposal No. 3 — Advisory Vote on Named Executive Officer Compensation” below for more information.
The Board and the Compensation Committee continue to expect to take the results of this vote and future votes into consideration when making future compensation decisions with respect to the NEOs, but are not required to do so.
Deductibility of Executive Compensation
The Tax Cuts and Jobs Act of 2017 (“Tax Act”), enacted in 2017, substantially modified Section 162(m) of the Internal Revenue Code. Beginning in 2018, the Tax Act generally no longer allows a tax deduction for “performance-based” compensation paid to each “covered employee” (individual who served as the CEO and three other most highly compensated executive officers other than the CFO) over $1 million during any fiscal year. In addition, among the changes to Section 162(m) under the Tax Act, the “covered employees” was expanded to include the chief financial officer, and once one of our NEOs is considered a covered employee, the NEO will remain a covered employee as long as he or she receive compensation from us.
The American Rescue Plan Act (“ARPA”), enacted in March 2021, further expanded the definition of “covered employees” under the Tax Act. Effective for tax years beginning after December 31, 2026, the covered employees will be expanded to include an additional five highly compensated employees beyond the CEO, CFO and the three other highly compensated executive officers already covered by the Tax Act. However, unlike our NEOs, the additional five highly compensated employees identified pursuant to ARPA will not be considered covered employees indefinitely.
The Committee has not adopted a formal policy that requires all compensation paid to the NEOs to be fully deductible.
2021 Incentive Agreement
On April 22, 2021, the Company and Mr. Kaufman entered into a Second Amended and Restated Annual Incentive Agreement (the “2021 Incentive Agreement”), with a term of five years and which generally follows the structure of the previous 2020 annual incentive agreement (the “2020 Incentive Agreement”), with the modifications set forth below. Under the terms of the 2021 Incentive Agreement, Mr. Kaufman has: (1) an annual base salary of $1,200,000; (2) an annual cash bonus of $800,000; and (3) annual performance cash bonus target opportunities of $2,928,200 at target performance, $1,464,100 at threshold performance and $4,392,300 at maximum performance, with the opportunity to earn an additional $732,050 annually in the event of extraordinary performance with respect to corporate capital growth goals. As set forth in the 2021 Incentive Agreement, some elements of Mr. Kaufman’s compensation are increased based on the growth in the Company’s GAAP equity. The goals applicable to the annual performance bonus relate to our distributable earnings per share, corporate capital growth, balance sheet-management and efficiency and the relative risk of our portfolio. These goals (and the other goals contemplated by the 2021 Incentive Agreement) were set by the Compensation Committee.
The 2021 Incentive Agreement further provides for: (1) one additional grant, with a value of $3,000,000, to be made in July 2021 (the “Acquisition Related Grant”), dependent on reaching certain goals relating to the integration of the acquisition of ACM’s agency platform (the “Acquisition”), including originations, growth in the servicing portfolio and the weighted average servicing fee; and (2) at Mr. Kaufman’s option, to be exercised annually for the remainder of the term of the 2021 Incentive Agreement, either (x) a $3,000,000 grant (subject to increase based on growth in the Company’s GAAP equity) of Time-Based Vesting Stock, which will vest in full three years from the grant date or (y) performance-vesting restricted stock units with an annual value at grant of $12,000,000 (subject to increase based on growth in the Company’s GAAP equity), relating to our total shareholder return objectives. The Acquisition Related Grant will vest in full on the third anniversary of the grant date. The performance-vesting restricted stock units noted in clause (y) above will vest, in whole or in part, based on the attainment of total shareholder return goals over a five-year period. Under the terms of the 2021 Incentive Agreement, Mr. Kaufman elected the Time-Based Vesting Stock for 2023 and the Compensation Committee granted Mr. Kaufman 247,275 shares of Time-Based Vesting Stock in March 2023, which will vest in full in March 2026. Under the terms of the 2021 Incentive Agreement, Mr. Kaufman has elected to defer receipt of the common stock, into which the restricted stock units are converted, until March 2028, or sooner in the case of termination, pursuant to a pre-established deferral election.
The 2021 Incentive Agreement also provides for the treatment of the various incentive awards upon a termination of Mr. Kaufman’s employment. Among other things, the 2021 Incentive Agreement provides that in the event of a termination of employment by the Company without cause or by Mr. Kaufman for good reason (as such terms are defined in the 2021 Incentive Agreement), then (1) Mr. Kaufman would receive a lump sum payment equal to the remaining amount of his annual salary that would be payable for the balance of the term of the 2021 Incentive Agreement, (2) the annual cash bonus for the year of termination will be paid out at the target level of performance (3) all unvested Acquisition Related Grants issued pursuant to his 2020 Incentive Agreement or the 2021 Incentive Agreement will vest in full, (4) all performance-vesting restricted stock units issued under the 2020 Incentive Agreement will become vested, to the extent earned, based on the total shareholder return calculated to the date of termination of employment, (5) all performance-vesting restricted stock units issued under the 2021 Incentive Agreement will vest pro-rata based on the elapsed portion of the performance period (based upon actual performance) and (6) for the number of full years remaining under the 2021 Incentive Agreement, all Time-Based Vesting Stock grants will be accelerated and vested.

The 2021 Incentive Agreement also provides that the value of Mr. Kaufman’s annual cash bonuses and equity incentive awards will increase by 10% for each increase of 25% in our GAAP equity capitalization, measured annually.
2023 Compensation Actions
In March 2023, the Compensation Committee approved the salaries of the NEO group for 2023, all of which were unchanged from 2022.
The Compensation Committee intends to continue its strategy of compensating our NEOs through programs that emphasize incentive compensation, fostering a pay-for-performance culture. To that end, a majority of executive compensation will continue to be tied to Company and individual performance, while maintaining an appropriate balance between cash and non-cash compensation.
Compensation Committee Report on Executive Compensation
The Compensation Committee reviewed and discussed the “Compensation Discussion and Analysis” with management. Based upon this review and their discussions, the Compensation Committee recommended that the Board of Directors include the “Compensation Discussion and Analysis” in our proxy statement for the 2023 annual meeting of stockholders.
Compensation Committee:
William C. Green (Chairman)
Melvin F. Lazar
Elliot Schwartz
Edward Farrell
April 17, 2023

Executive Compensation
Summary Compensation Table for 2022
The following table summarizes the total compensation of our NEOs for the years ended December 31, 2022, 2021 and 2020.
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
Ivan Kaufman Chief Executive Officer and President	2022	1,200,000	6,516,785(3)	2,851,081	6,150	10,574,016
	2021	1,200,000	5,924,350	6,309,279	5,880	13,439,509
	2020	1,000,000	4,658,500	6,003,146	5,790	11,667,436
John Caulfield Chief Operating Officer – Agency Lending	2022	500,000	900,000	500,425	6,150	1,906,575
	2021	500,000	900,000	497,153	5,880	1,903,033
	2020	500,000	1,250,000	251,254	5,790	2,007,044
Paul Elenio Chief Financial Officer	2022	750,000	1,100,000	500,425	6,150	2,356,575
	2021	729,167	1,100,000	497,153	5,880	2,332,200
	2020	500,000	1,500,000	—	5,790	2,005,790
Gene Kilgore Executive Vice President – Structured Securitization	2022	500,000	1,000,000	300,253	6,150	1,806,403
	2021	500,000	1,000,000	497,153	5,880	2,003,033
	2020	500,000	1,300,000	—	5,790	1,805,790
Fred Weber Executive Vice President – Structured Finance	2022	1,210,925(4)	800,000	200,172	6,150	2,217,247
	2021	500,000	1,000,000	198,861	5,880	1,704,741
	2020	500,000	1,000,000	201,009	5,790	1,706,799

(1)
Represents the aggregate grant date fair value of restricted common stock awards and performance-vesting restricted stock units granted for the respective years, determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 Compensation — Stock Compensation (“ASC 718”) and represents the probable outcome of the performance condition. See “Executive Compensation — Compensation Discussion and Analysis — Compensation Setting Process — Stock-Based Incentive Awards” for further information on stock awards.

(2)
Amounts reflect our matching contributions to the 401(k) plan and $250,000 of basic term life insurance coverage.

(3)
Amount represents the cash bonus paid to Mr. Kaufman under the terms of his 2021 Incentive Agreement as described above under “2021 Incentive Agreement” and includes a performance-based cash bonus of $5,636,785 and a guaranteed cash bonus of $880,000. Based on the terms of the 2021 Incentive Agreement, the 2022 performance-based cash bonus had target opportunities of $3,221,020 at target performance, $1,610,510 at threshold performance and $4,831,530 at maximum performance, plus an additional $805,255 for extraordinary performance with respect to corporate capital growth goals. The 2022 performance-based cash bonus was paid-out at the maximum target, plus the additional amount for extraordinary performance.

(4)
The salary for Mr. Weber includes $710,925 of commissions that were paid in 2022.

Grants of Stock-Based Awards for 2022
The following shares of restricted common stock and performance-vesting restricted stock units were granted to the NEOs pursuant to our stock incentive plans in effect during 2022.
Name	Grant Date	Number of Shares of Stock or Units (#)(1)	Grant Date Fair Value of Stock Awards ($)(2)
Ivan Kaufman(3)	03/11/22	189,873	3,320,879
John Caulfield	03/11/22	28,425	497,153
Paul Elenio	03/11/22	28,425	497,153
Gene Kilgore	03/11/22	28,425	497,153
Fred Weber	03/11/22	11,370	198,861

(1)
Represents restricted common shares granted to the NEOs and restricted common shares and performance-based restricted stock granted to Mr. Kaufman in 2022 with respect to their 2021 performance.

(2)
Represents the aggregate grant date fair value of restricted common stock awards and performance-vesting restricted stock units granted in the respective years, determined in accordance with ASC 718. See “Executive Compensation — Compensation Discussion and Analysis — Compensation Setting Process — Stock-Based Incentive Awards” for further information on stock awards.

(3)
Mr. Kaufman has elected to defer receipt of the common stock, into which the restricted stock units are converted, until March 2027, or sooner in the case of termination, pursuant to a pre-established deferral election.

Cash dividends are paid on all outstanding shares of restricted stock at the same rate as is paid to all stockholders, which was $1.54 per share for 2022. See “Executive Compensation — Compensation Discussion and Analysis — Forms of Compensation — Stock-Based Incentive Awards” for further information.
Outstanding Equity Awards at 2022 Year-End
The table below lists the number of shares of restricted common stock and performance-vesting restricted stock units held by each of our NEOs as of December 31, 2022.
	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Ivan Kaufman	1,129,069(3)	14,892,420
John Caulfield	24,229(4)	319,581
Paul Elenio	18,951(5)	249,964
Gene Kilgore	18,951(5)	249,964
Fred Weber	11,803(6)	155,682

(1)
For all NEOs, as of December 31, 2022, these shares were subject to the terms of the applicable restricted stock award agreements, and additionally for Mr. Kaufman, the Annual Incentive Agreement, during 2022.

(2)
Based on the closing stock price of our common stock on December 30, 2022 of $13.19.

(3)
Of the 853,500 unvested restricted common stock awards for Mr. Kaufman, 313,152 shares, 184,729 shares, 165,746 shares and 189,873 shares will vest in July 2023, April 2024, July 2024 and March 2025, respectively. The 275,569 performance-vesting restricted stock units granted to Mr. Kaufman will vest, in whole or in part, based on the attainment of total shareholder return goals over a four-year period ending on December 31, 2023.

(4)
Of the 24,229 unvested stock awards for Mr. Caulfield, 14,752 shares vested in March 2023, while 9,477 shares will vest in March 2024.

(5)
Of the 18,951 unvested stock awards for both Mr. Elenio and Mr. Kilgore, 9,474 shares vested in March 2023, while 9,477 shares will vest in March 2024.

(6)
Of the 11,803 unvested stock awards for Mr. Weber, 8,011 shares vested in March 2023, while 3,792 shares will vest in March 2024.

Vested Stock-Based Awards for 2022
The table below lists the number of shares of restricted common stock held by each of our NEOs that vested (pursuant to the terms of the related restricted stock award agreement and, with respect to Mr. Kaufman, the Annual Incentive Agreement) during 2022.
	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Ivan Kaufman(2)	598,935	9,425,659
John Caulfield	23,852	419,508
Paul Elenio	20,091	354,144
Gene Kilgore	18,575	327,371
Fred Weber	14,079	247,526

(1)
Value realized equals the fair market value of the shares on the date the shares vested.

(2)
Includes 352,427 performance-vested restricted stock units that fully vested based on total shareholder return goals over the four-year period ended December 31, 2022, which was paid with 172,513 of net settled common shares in February 2023.

Potential Payments Upon Change in Control or Termination
Except for the 2021 Incentive Agreement with Mr. Kaufman, we do not maintain employment, severance or change in control agreements with any of the NEOs and, therefore, we are not obligated to pay cash severance to any of the NEOs, other than Mr. Kaufman, upon a termination of their employment.
Change in Control
The restricted stock award agreements that govern the shares of restricted common stock granted to the NEOs pursuant to our Stock Incentive Plan provide for the full vesting of such shares in the event of a “change of control” (as defined in the agreement) of the Company. If a change in control had occurred on December 31, 2022, the market value of the shares of restricted common stock held by each NEO that would have become vested, based on the closing stock price of $13.19 on December 30, 2022, was equal to: (1) Mr. Kaufman, $11,257,665; (2) Mr. Caulfield, $319,581; (3) Mr. Elenio, $249,964; (4) Mr. Kilgore, $249,964; and (5) Mr. Weber, $155,682.
Termination
If Mr. Kaufman’s employment was terminated on December 31, 2022: (i) by the Company without cause; or (ii) by Mr. Kaufman for “good reason” (as defined in the 2021 Incentive Agreement), the unvested shares of restricted common stock he held would have become vested and he would have been entitled to the same value described under “Change in Control” above. In addition, the market value of the pro-rata performance-vesting restricted stock units that would have vested based on the terms of his 2021 Incentive Agreement was equal to $7,374,582, based on the closing stock price of $13.19 on December 30, 2022.
CEO Pay Ratio
As required by Section 953(b) of the Dodd-Frank Act and Item 402(u) of Regulation S-K, we are required to disclose the ratio of our median employee’s annual total compensation to the annual total compensation of our principle executive officer.

To identify the median employee from our employee population in 2022, we compared the compensation amounts of our employees, excluding the compensation of our CEO, Mr. Kaufman, as reflected in our payroll records and reported to the Internal Revenue Service on Form W-2 for 2022. Since all our employees are located in the United States, we did not make any cost-of-living adjustments in identifying the median employee. The salaries for permanent employees who were hired during 2022 and were working for us as of December 31, 2022 were annualized.
For 2022, the total compensation of our median employee was $100,922, and the annual total compensation of Mr. Kaufman was $10,574,016, which is reported in the “Total” column of our 2022 Summary Compensation Table included in this proxy statement. As a result, Mr. Kaufman’s annual total compensation was 105 times that of the annual total compensation of our median employee.
The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on our internal records and the methodology described above. Since the rules used for identifying the median of the annual total compensation allows a variety of methodologies, application of certain exclusions and reasonable estimates and assumptions, the pay ratio reported by other companies may not be comparable to our pay ratio, as other companies have different employee populations and compensation practices and may have used different methodologies, exclusions, estimates and assumptions in calculating their pay ratios.
Pay Versus Performance
The following pay versus performance disclosures are required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation S-K. Mr. Kaufman served as our CEO and Messrs. Caulfield, Elenio, Kilgore and Weber have served as our other NEOs in all years presented. The following table shows the total compensation for our CEO and the other NEOs for the past three fiscal years as set forth in the Summary Compensation Tables for the covered years, the “compensation actually paid” (“CAP”) to our CEO and on an average basis for our other NEOs (in each case, as determined under SEC rules), our total shareholder return (“TSR”), the TSR of FTSE Nareit Mortgage REITs over the same period, our net income and distributable earnings (which is our “company-selected measure” for 2022 for purposes of this disclosure). The amounts for CAP do not reflect the actual amount of compensation earned by or paid to the NEOs during the covered years. Please refer to the Compensation Discussion and Analysis section included in this report and in previous reports for information about how the Compensation Committee has assessed the Company’s performance and NEOs compensation in a given year.
Pay versus Performance Table
Year	Summary Compensation Table Total for CEO ($)	Compensation Actually Paid to CEO ($)(1)	Average Summary Compensation Table Total for Other NEOs ($)	Average Compensation Actually Paid to Other NEOs ($)(1)	Value of Initial Fixed $100 Investment Based on December 31, 2019:		Net Income ($)(4)	Distributable Earnings ($)(5)
					TSR ($)(2)	Peer Group TSR ($)(3)
2022	10,574,016	8,150,510	2,071,700	2,484,249	122	69	353,827,809	405,698,825
2021	13,439,509	29,011,520	1,985,752	2,219,060	153	94	377,806,794	313,729,736
2020	11,667,436	14,892,315	1,881,356	2,183,846	110	81	196,157,197	234,867,670

(1)
The following adjustments were made to the Summary Compensation Table total to determine the CAP:

Year	A Summary Compensation Table Total ($)(i)	B Reported Value of Equity Awards ($)(ii)	C Equity Award Adjustments ($)(iii)	A+B+C Compensation Actually Paid $
CEO
2022	10,574,016	(2,851,081)	427,575	8,150,510
2021	13,439,509	(6,309,279)	21,881,290	29,011,520
2020	11,667,436	(6,003,146)	9,228,025	14,892,315
Average of other NEOs
2022	2,071,700	(375,319)	787,868	2,484,249
2021	1,985,752	(422,580)	655,888	2,219,060
2020	1,881,356	(113,066)	415,556	2,183,846

(i)
Reflects the amounts (or the average amounts for the non-CEO NEOs) reported in the “Total” column of the Summary Compensation Table for the covered years.

(ii)
Reflects the grant date fair value of equity awards granted to the CEO (or the average amounts with regard to the non-CEO NEOs) as reported in the “Stock Awards” column in the Summary Compensation Table for the covered years.

(iii)
The equity award adjustments for each covered year include the addition (or subtraction, as applicable) as set forth in the following table below. The fair values of equity awards were calculated using closing stock price as of the applicable valuation dates.

Year	Year End Fair Value of Equity Awards Granted During the Year ($)	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards ($)	Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year ($)	Value of Dividends Paid on Unvested Stock ($)	Total Equity Award Adjustments $
CEO
2022	5,765,982	(5,181,827)	(1,585,597)	1,429,017	427,575
2021	9,899,175	6,400,764	4,273,431	1,307,920	21,881,290
2020	9,233,271	118,862	(1,304,467)	1,180,359	9,228,025
Average of other NEOs
2022	782,668	(12,184)	(9,226)	26,610	787,868
2021	567,337	36,108	30,046	22,397	655,888
2020	441,280	(1,286)	(53,252)	28,814	415,556

(2)
The TSR is calculated assuming $100 was invested on December 31, 2019, with reinvestment of dividends.

(3)
Represents the TSR of FTSE Nareit Mortgage REITs for each respective year for comparison purposes.

(4)
Represents the net income as reported in the Company’s audited financial statements for each respective year.

(5)
Represents the distributable earnings as reported in the Company’s audited financial statements for each respective year. The Company has determined that distributable earnings is the financial performance measure that, in the Company’s assessment, represents the most important performance measure used by the Company to tie NEO compensation to Company performance for 2022. We define distributable earnings as net income attributable to common stockholders computed in accordance with GAAP, adjusted for accounting items such as depreciation and amortization (adjusted for unconsolidated joint ventures), non-cash stock-based compensation expense, income from mortgage servicing rights (“MSRs”), amortization and write-offs of MSRs, gains/losses on derivative instruments primarily associated with private label loans not yet sold and securitized, changes in fair value of GSE-related derivatives that temporarily flow through earnings (net of any tax impact), deferred tax provision (benefit), current expected credit loss provisions (adjusted for realized losses as described below), amortization of the convertible senior notes conversion option (in comparative periods prior to 2022) and gains/losses on the receipt of real estate from the settlement of loans (prior to the sale of the real estate). We also add back one-time charges such as acquisition costs and one-time gains/losses on the early extinguishment of debt and redemption of preferred stock. We reduce distributable earnings for realized losses in the period we determine that a loan is deemed nonrecoverable in whole or in part. Loans are deemed nonrecoverable upon the earlier of: (1) when the loan receivable is settled (i.e., when the loan is repaid, or in the case of foreclosure, when the underlying asset is sold); or (2) when we determine that it is nearly certain that all amounts due will not be collected. The realized loss amount is equal to the difference between the cash received, or expected to be received, and the book value of the asset.
We do not provide defined benefit pensions to our NEOs, so no adjustments have been made in respect to that measure.
CAP vs. Company TSR and Peer Group TSR, Net Income and Distributable Earnings
The following graphs compares the CAP of our CEO and the average CAP of the other NEOs to: (1) the Company’s cumulative TSR and the peer group TSR (which are also shown against each other in the same graphic); and (2) net income and distributable earnings over the three years presented.

CAP VS. COMPANY TSR AND PEER GROUP TSR
Compensation Actually Paid
$35,000,000
$30,000,000
$25,000,000
$20,000,000
$15,000,000
$10,000,000
$5,000,000
$-
Total Shareholder Return
$180
$160
$140
$120
$100
$80
$60
$40
$20
$-
2020
2021
2022
Years
CEO CAP
Other NEO CAP (Average)
Company TSR
Peer Group TSR

Director Compensation
The Compensation Committee’s recommendations regarding compensation of our directors are reported to, and approved by, the full Board of Directors. For 2022, the Compensation Committee did not engage a compensation consultant to determine the compensation of its directors.
For 2022, the director compensation plan provided that each non-management director is paid a director’s fee with a value of $200,000 per year, consisting of $90,000 of cash and approximately $110,000 in stock. The lead director is paid an additional cash fee of $50,000 per year. The independent director who serves as the chairman of the: (1) Audit Committee is paid an additional cash fee of $25,000 per year; (2) Strategic/Regulatory Committee is paid an additional cash fee of $20,000 per year; and (3) Compensation Committee or Corporate Governance Committee is paid an additional cash fee of $15,000 per year. Additionally, each independent director who serves on a committee is paid an additional cash fee per year of $10,000 for the Audit Committee (other than the chairman), Compensation Committee (other than the chairman) and Strategic/Regulatory Committee (other than the chairman), and $5,000 for the Corporate Governance Committee (other than the chairman). In addition, we reimburse all directors for reasonable out-of-pocket expenses incurred in connection with their services on the Board of Directors. We also reimburse all directors up to $2,500 per year for continuing education costs incurred in connection with their services on the Board of Directors.
In March of 2023, the Board modified the director compensation plan to provide each non-management director a director’s fee with a value of $217,500 per year, consisting of $100,000 of cash and approximately $117,500 in stock. In addition, the annual fee payable to the Chair of the Corporate Governance Committee was increased to $20,000 and the annual fee payable to each other member of the Corporate Governance Committee (other than the Chair) was increased to $10,000. The increase in the fees payable in cash became effective as of April 1, 2023 and the increase in the fees payable in stock was effective for all of 2023. All other fees were unchanged form 2022. As indicated above, the Strategic/Regulatory Committee was disbanded as of January 1, 2023.
If the value of a director’s equity ownership in Arbor, measured as of December 31 of the prior calendar year, equals or exceeds five times the cash compensation (including all committee fees) received in the prior calendar year, the director may elect to have all, or a portion of, the equity compensation to be granted the following March paid in cash in lieu of stock.
The director compensation program also requires a minimum level of equity ownership for each director, beginning in 2019. The required minimum level of equity ownership for each director as noted

above is five times the level of total cash compensation received by each director in the prior calendar year. New directors have five years to reach the required level of equity ownership. If any director should fall below the required level of equity ownership, such director will have one year to come into compliance with the policy.
2022 Director Compensation Table
The following tables sets forth the compensation paid to our non-management directors for the year ended December 31, 2022.
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Kenneth J. Bacon	105,000	109,365	214,365
Caryn Effron	105,000	109,365	214,365
Edward Farrell(2)	105,000	109,365	214,365
William C. Green(2)	175,000	109,365	284,365
Melvin F. Lazar(2)(3)	125,000	109,365	234,365
Joseph Martello(4)	200,000	—	200,000
Elliot Schwartz(2)	115,000	109,365	224,365
Archie R. Dykes(5)	39,375	109,365	148,740
George Tsunis(4)(5)	141,250	—	141,250

(1)
Represents the aggregate grant date fair value of common stock awards granted in 2022, determined in accordance with ASC 718. The number of shares and grant date fair value of common stock awards granted during 2022 are set forth below. Each of these awards consisted of shares of common stock that were issued without vesting restrictions as of the grant date and no assumptions were used in the calculation of the grant date fair value, which constitutes the market value on the date of grant.

Name	Number of Shares Granted (#)	Grant Date Fair Value of Stock Awards ($)
Kenneth J. Bacon	6,253	109,365
Caryn Effron	6,253	109,365
Edward Farrell(2)	6,253	109,365
William C. Green(2)	6,253	109,365
Melvin F. Lazar(2)(3)	6,253	109,365
Joseph Martello(4)	—	—
Elliot Schwartz(2)	6,253	109,365
Archie R. Dykes(5)	6,253	109,365
George Tsunis(4)(5)	—	—

(2)
Represents fully vested restricted stock units (“RSUs”) which Messrs. Farrell, Green, Lazar and Schwartz have elected to receive, pursuant to the Director Deferred Comp Plan, in connection with the deferral of the common stock otherwise to be issued under the director compensation plan. The RSUs are converted to common stock at a future date pursuant to a pre-established deferral election under the Director Deferred Comp Plan.

(3)
The shares of common stock granted to Mr. Lazar are held in a joint account with his wife, Leona J. Lazar, and are subject to joint voting and investment power between Mr. Lazar and his wife.

(4)
Messrs. Martello and Tsunis did not receive restricted shares in 2022 for their service as directors but elected to receive a cash payment as permitted under our director compensation program.

(5)
Dr. Dykes and Mr. Tsunis are no longer directors. Dr. Dykes retired effective May 2022 (2022 annual shareholders meeting) and Mr. Tsunis resigned in April 2022 in connection with his appointment as the United States Ambassador to Greece.

On March 15, 2023, the Compensation Committee granted each of Mr. Bacon and Ms. Effron 10,199 shares of fully vested common stock. On March 15, 2023, the Compensation Committee also granted each of Messrs. Farrell, Green, Lazar and Schwartz 10,199 shares of fully vested RSUs, which the directors have elected to defer receipt of the common stock, into which the RSUs are converted, to a future date pursuant to a pre-established deferral election. Mr. Martello elected to receive a cash payment as permitted under our director compensation program.
Compensation Committee Interlocks and Insider Participation
During 2022, Messrs. Green, Lazar, Schwartz and Tsunis (through his resignation date of April 2, 2022) and Ms. Effron served as members of our Compensation Committee. No member of the Compensation Committee has served as an officer or employee of Arbor at any time. In addition, no Arbor executive officer serves as a member of the Compensation Committee or on the Board of Directors of any company at which a member of Arbor’s Compensation Committee or Board of Directors serves as an executive officer.
Equity Compensation Plan Information
The following table presents information as of December 31, 2022 regarding our Stock Incentive Plan, which is our only equity compensation plan.
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance
Equity compensation plans approved by security holders:
Stock Incentive Plan	0	N/A	3,364,672
Equity compensation plans not approved by security holders	N/A	N/A	N/A
Total	0	N/A	3,364,672

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table indicates how many shares of our common stock and our special voting preferred stock are beneficially owned by: (1) each of our directors and each nominee for director; (2) each of our executive officers; and (3) all our directors and executive officers as a group. This table also indicates how many shares of our common stock and special voting preferred stock are beneficially owned by each person known to us to be the beneficial owner of more than five percent (5%) of the outstanding shares of our common stock and special voting preferred stock, in each case, based solely on, and as of the date of, such person’s filing of a Schedule 13D or Schedule 13G with the SEC. Unless otherwise indicated, the persons named in the following table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.
The following table lists separately the outstanding shares of our special voting preferred stock that are currently held by ACM and our executive officers as a separate class of our voting securities. These shares of special voting preferred stock entitle the holder to one vote on all matters submitted to a vote of our stockholders and are paired with an equal number of common units of our operating partnership (“OP Units”), each of which is currently redeemable by the holders for cash or, at our option, shares of our common stock on a one-for-one basis. Each share of special voting preferred stock will be redeemed and cancelled by us upon the redemption of its paired operating partnership unit for cash or shares of our common stock. In accordance with SEC beneficial ownership rules, the following table attributes to ACM (and to Mr. Kaufman, as the controlling owner of ACM) beneficial ownership of the: (1) 10,615,085 shares of special voting preferred stock currently held by ACM; and (2) 2,535,870 shares of common stock currently held by ACM.
	Shares of Common Stock Beneficially Owned(2)		Shares of Special Voting Preferred Stock Beneficially Owned(2)		Total Shares of Voting Stock Beneficially Owned(2)
Name and Address(1)	Number	Percentage	Number	Percentage	Number	Percentage
Ivan Kaufman(3)(4)	3,709,411	2.0%	10,615,085	65.1%	14,324,496	7.2%
Arbor Commercial Mortgage, LLC(4)	2,535,870	1.4%	10,615,085	65.1%	13,150,955	6.6%
The Vanguard Group(5)	15,828,985	8.6%	—	*	15,828,985	7.9%
BlackRock, Inc.(6)	14,373,006	7.8%	—	*	14,373,006	7.2%
Kenneth J. Bacon	39,757	*	—	*	39,757	*
Caryn Effron	16,969	*	—	*	16,969	*
Edward J. Farrell(3)	28,204	*	—	*	28,204	*
William C. Green(3)	138,905	*	—	*	138,905	*
Melvin F. Lazar(3)	234,481	*	—	*	234,481	*
Joseph Martello(7)	225,114	*	3,865,398	23.7%	4,090,512	2.0%
Elliot G. Schwartz(3)	40,467	*	—	*	40,467	*
John Caulfield(8)	192,288	*	15,010	*	207,298	*
Paul Elenio(8)	269,799	*	23,597	*	293,396	*
Fred Weber(8)	492,364	*	57,620	*	549,984	*
Gene Kilgore(8)	215,310	*	42,641	*	257,951	*
Maysa Vahidi	15,029	*	—	*	15,029	*
John Natalone(7)(8)	249,583	*	3,819,170	23.4%	4,068,753	2.0%
Danny van der Reis	123,474	*	—	*	123,474	*
Gianni Ottaviano	131,705	*	2,136	*	133,841	*
Andrew Guziewicz(8)	87,720	*	5,374	*	93,094	*
Thomas Ridings	114,952	*	—	*	114,952	*
All directors and executive officers as a group (18 persons)	6,185,532	3.4%	14,663,535	90.0%	20,849,067	10.4%
Total shares outstanding	183,821,003		16,293,589		200,114,592

*
Less than one percent.

(1)
Unless otherwise indicated in the following footnotes, the address for each person or entity listed in the table above is 333 Earle Ovington Boulevard, Suite 900, Uniondale, New York, 11553.

(2)
Beneficial ownership is determined in accordance with the rules of the SEC and generally includes securities over which a person has voting or investment power and securities that a person has the right to acquire within 60 days of the date hereof.

(3)
Amounts exclude 437,148 shares, 16,452 shares, 17,180 shares, 10,199 shares and 16,452 shares of fully vested restricted stock units (“RSUs”) which Messrs. Kaufman, Farrell, Green, Lazar and Schwartz, respectively, have elected to defer receipt until a future date (greater than 60 days of the date hereof) pursuant to a pre-established deferral election.

(4)
Mr. Kaufman, together with Arbor Management, LLC, the managing member of ACM and an entity owned wholly by Mr. Kaufman, beneficially own approximately 35% of the outstanding membership interests of ACM. Amounts provided for Mr. Kaufman also include the shares owned, and separately disclosed, by ACM.

(5)
Based on information included in the Schedule 13G filed by The Vanguard Group (“Vanguard”) on February 9, 2023. Vanguard has sole dispositive power over 15,556,165 shares, shared dispositive power over 272,820 shares and shared voting power over 116,365 shares. The address for Vanguard is P.O. Box 2600, Valley Forge, PA 19482.

(6)
Based on information included in the Schedule 13G filed by BlackRock, Inc. (“BlackRock”) on February 3, 2023. BlackRock has sole dispositive power over all such shares and sole voting power over 14,181,650 shares. The address for BlackRock is 55 East 52nd Street, New York, NY 10055.

(7)
The shares for both Mr. Martello and Mr. Natalone includes 100,000 and 40,000 common shares held directly by The KFT 2018 NY Trust and The KFT DT LLC, respectively, and 782,496 and 3,000,000 of special voting preferred stock held directly by The KFT 2018 NY Trust and The KFT DT LLC, respectively, both estate planning vehicles which were set up for the benefit of Mr. Kaufman’s immediate family. Mr. Martello and Mr. Natalone serve together as co-trustees of The KFT 2018 NY Trust and managers of The KFT DT LLC and share the voting and investment power. Mr. Martello and Mr. Natalone disclaim beneficial ownership over these securities.

(8)
These individuals hold Class B membership interests in ACM. For purposes of the SEC’s beneficial ownership rules, the shares held by ACM are not deemed to be beneficially owned by such individuals. See “Certain Relationships and Related Transactions — Relationships with Our Manager — Common Management” below for further details.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than 10% of a class of our equity securities registered pursuant to Section 12 of the Exchange Act, to file reports of ownership on Forms 3, 4 and 5 with the SEC. Officers, directors and greater than 10% stockholders are required to furnish us with copies of all Forms 3, 4 and 5 that they file.
Based solely on our review of the copies of such forms received by it, or written representations from certain reporting persons that no filings were required for those persons, we believe that during and with respect to the year ended December 31, 2022, all filings required by Section 16(a) of the Exchange Act were made timely.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Policy Regarding the Review, Approval or Ratification of Transactions with Related Persons
In recognition of the fact that transactions involving related parties can present potential or actual conflicts of interest or create the appearance that our decisions are based on considerations other than the best interests of the Company and its stockholders, the Board of Directors has adopted a written policy, the Related Person Transactions Policy (“RPT Policy,”) which provides for the review and approval (or, if completed, ratification) by independent directors of our Board of all transactions involving us and in which a related party is known to have a direct or indirect material interest, including transactions required to be reported under paragraph (a) of Item 404 of Regulation S-K promulgated by the SEC.
Our RPT Policy covers all transactions, arrangements or relationships (or any series of similar transactions, arrangements or relationships) in which we (including any of our subsidiaries) are, or will be, a participant and the amount involved exceeds $120,000, and in which any Related Person had, has or will have a direct or indirect material interest.
A “Related Person,” as defined in our RPT Policy, means (1) any person who is, or at any time since the beginning of our last calendar year was, a director or executive officer of ours or a nominee to become a director of ours; (2) any person who is the beneficial owner of more than 5% of any class of our voting securities; and (3) any immediate family member of any of the foregoing persons, which means any child, step-child, parent, step-parent, spouse, sibling, mother in-law, father in-law, son in-law, daughter in-law, brother in-law or sister in-law, and any person (other than a tenant or employee) sharing the household of any such director, executive officer or 5% beneficial owner.
In reviewing any Related Person transaction, all of the relevant facts and circumstances must be considered, including (1) the Related Person’s relationship to us and his or her interest in the transaction, (2) the proposed aggregate value of the transaction, or, in the case of indebtedness, the amount of principal that would be involved, (3) the benefits to us, (4) the availability of comparable products or services that would avoid the need for a Related Person transaction, and (5) the terms of the transaction and the terms available to unrelated third parties or to employees generally.
Relationships with ACM
ACM’s Ownership Interest in the Company and Related Registration Rights
ACM currently owns 10,615,085 OP Units in our operating partnership, Arbor Realty Limited Partnership (the “Partnership”), representing approximately 5.3% of the partnership interests in our operating partnership. Each of the OP Units currently held by ACM are paired with one share of our special voting preferred stock, each of which entitles the holder to one vote on all matters submitted to a vote of our stockholders. Combined with its direct ownership of 2,535,870 shares of our common stock, ACM is currently entitled to a number of votes representing approximately 6.6% of the voting power of our outstanding voting securities. We have granted ACM shelf registration rights, or, if such rights are not available, demand registration rights with respect to the shares currently owned by it. ACM is also entitled to participate in primary or secondary offerings of our common stock with respect to these shares. We have also agreed to certain restrictions on the registration rights that we may grant to any other holder or prospective holder of our securities without the prior written consent of ACM so long as we are still obligated to register any of the shares currently owned by ACM pursuant to the registration rights agreement.
Mr. Ivan Kaufman, our Chairman and CEO, and entities controlled by Mr. Kaufman collectively own approximately 35% of the outstanding membership interests in ACM. In addition, certain of our executive officers and a trust set up for the benefit of Mr. Kaufman’s family collectively own approximately 62% of the outstanding membership interest in ACM.
Non-Competition Agreements
In connection with the closing of the Acquisition, we entered into a non-competition agreement with ACM and Mr. Kaufman pursuant to which ACM and Mr. Kaufman agree not to pursue loans and similar investments in commercial mortgage backed securities (“CMBS”), the multifamily agency business, permanent and bridge commercial and multifamily mortgage loans and mezzanine and preferred equity investments in commercial and multifamily real estate (“Company Target Investments”). We agreed not to pursue investments in any areas other than Company Target Investments. Each party to the non-competition agreement agreed to not solicit the other parties’ employees.
Related Party Transactions
We have a support agreement and a secondment agreement with ACM and certain of its affiliates and certain affiliates of a relative of Mr. Kaufman (“Service Recipients”) where we provide support services and seconded employees to the Service Recipients. The Service Recipients reimburse us for the costs of performing such services. During 2022, 2021 and 2020, we incurred $3.3 million, $3.2 million and $2.4 million, respectively, of costs for services provided and employees seconded to the Service Recipients, all of which were reimbursed to us.
In July 2022, we purchased a $46.2 million bridge loan originated by ACM at par (none of which was funded at December 31, 2022) for an SFR build-to-rent construction project. A consortium of investors (which includes, among other unaffiliated investors, certain of our officers with a minority ownership interest) owns 70% of the borrowing entity and an entity indirectly owned and controlled by an immediate family member of our chief executive officer owns 10% of the borrowing entity. The loan has an interest rate of SOFR plus 5.50% and matures in March 2025.
In April 2022, we committed to fund a $67.1 million bridge loan (none of which was funded at December 31, 2022) in an SFR build-to-rent construction project. An entity owned by an immediate family member of our chief executive officer also made an equity investment in the project and owns a 2.25% equity interest in the borrowing entity. The loan has an interest rate of SOFR plus 4.625% with a SOFR floor of 0.25% and matures in May 2025.
In February 2022, we committed to fund a $39.4 million bridge loan (none of which was funded at December 31, 2022) in an SFR build-to-rent construction project. An entity owned by an immediate family member of our chief executive officer also made an equity investment in the project and owns a 2.25% equity interest in the borrowing entity. The loan has an interest rate of LIBOR plus 4.00% with a LIBOR floor of 0.25% and matures in March 2025.
In 2021, we invested $4.2 million for 49.3% interest in a limited liability company (“LLC”) which purchased a retail property for $32.5 million and assumed an existing $26.0 million CMBS loan. A portion of the property can potentially be converted to office space, of which we obtain the right to occupy, in part. An entity owned by an immediate family member of our chief executive officer also made an investment in the LLC for a 10% ownership, is the managing member and holds the right to purchase our interest in the LLC.
In 2021, we originated a $63.4 million bridge loan to a third-party to purchase a multifamily property from a multifamily-focused commercial real estate investment fund sponsored and managed by our chief executive officer and one of his immediate family members, which fund has no continued involvement with the property following the purchase. The loan has an interest rate of LIBOR plus 3.75% with a LIBOR floor of 0.25% and matures in March 2024.
In 2020, we committed to fund a $32.5 million bridge loan which was upsized to $41.5 million in September 2022, ($12.3 million was funded at December 31, 2022) and made a $3.5 million preferred equity investment in an SFR build-to-rent construction project. An entity owned by an immediate family member of our chief executive officer also made an equity investment in the project and owns a 21.8% equity interest in the borrowing entity. The bridge loan has an interest rate of LIBOR plus 5.5% with a LIBOR floor of 0.75%, the preferred equity investment has a 12.0% fixed rate and both loans mature in October 2023.
In 2020, we committed to fund a $30.5 million bridge loan, which was upsized to $38.8 million in September 2022, and we made a $4.6 million preferred equity investment in a SFR build-to-rent construction project. ACM and an entity owned by an immediate family member of our chief executive officer also made equity investments in the project and own an 18.9% equity interest in the borrowing entity. The bridge loan ($17.6 million was funded at December 31, 2022) has an interest rate of LIBOR plus 5.5% with a LIBOR floor of 0.75% and matures in May 2023 and the preferred equity investment has a 12.0% fixed rate and matures in April 2023.
In 2020, we originated a $14.8 million Private Label loan and a $3.4 million mezzanine loan on two multifamily properties owned in part by a consortium of investors (which includes, among other unaffiliated investors, certain of our officers and our chief executive officer) which owns a 50% interest in the borrowing entity. The Private Label loan bears interest at a 3.1% fixed rate and the mezzanine loan bears interest at a 9.0% fixed rate and both loans mature in April 2030. In 2020, we sold the Private Label loan to an unconsolidated affiliate of ours.
We have a $35.0 million bridge loan and a $9.6 million preferred equity interest on an office building. The property is controlled by a third party. The day-to-day operations are currently being managed by an immediate family member, or one of his affiliated entities, of our chief executive officer. In September 2021, we entered into a forbearance agreement with the borrower on the outstanding bridge loan to defer all interest owed until maturity or early payoff.
In certain instances, our business requires our executives to charter privately owned aircraft in furtherance of our business. We have an aircraft time-sharing agreement with an entity controlled by our chief executive officer that owns a private aircraft. Pursuant to the agreement, we reimburse the aircraft owner for the required costs under Federal Aviation Administration regulations for the flights our executives’ charter.
In 2019, we, along with ACM, certain executives of ours and a consortium of independent outside investors, formed AMAC III, a multifamily-focused commercial real estate investment fund sponsored and managed by our chief executive officer and one of his immediate family members. We committed to a $30.0 million investment ($25.2 million was funded at December 31, 2022) for an 18% interest in AMAC III. During 2022, 2021 and 2020, we received cash distributions totaling $0.5 million, $3.8 million and $0.1 million, respectively, and recorded a loss of $2.4 million, $1.3 million and $0.9 million, respectively, associated with this investment. In 2019, AMAC III originated a $7.0 million mezzanine loan to a borrower with which we have an outstanding $34.0 million bridge loan. In 2020, for full satisfaction of the mezzanine loan, AMAC III became the owner of the property. Also in 2020, the $34.0 million bridge loan was refinanced with a $35.4 million bridge loan, which bears interest at a rate of LIBOR plus 3.5% and matures in August 2023. We also originated a $15.6 million Private Label loan in 2019 to a borrower which is 100% owned by AMAC III, which bears interest at a 3.735% fixed rate and matures in January 2030. In 2020, we sold the Private Label loan to an unconsolidated affiliate of ours.
In 2018, we originated a $21.7 million bridge loan on a multifamily property owned in part by a consortium of investors (which includes, among other unaffiliated investors, certain of our officers and our chief executive officer) which owns 75% in the borrowing entity. The loan has an interest rate of LIBOR plus 4.75% with a LIBOR floor of 0.25% and matures in August 2023.
In 2017, we originated two bridge loans totaling $28.0 million on two multifamily properties owned in part by a consortium of investors (which includes, among other unaffiliated investors, certain of our officers and our chief executive officer) which owns 45% of the borrowing entity. The loans had an interest rate of LIBOR plus 5.25% with LIBOR floors ranging from 1.24% to 1.54% and were scheduled to mature in 2020. The borrower refinanced these loans with a $31.1 million bridge loan we originated in 2019 with an interest rate of LIBOR plus 4.0%, a LIBOR floor of 1.8%, and an October 2022 maturity. In May 2022, these loans paid off in full.
In 2017, we originated a $46.9 million Fannie Mae loan on a multifamily property owned in part by a consortium of investors (which includes, among other unaffiliated investors, certain of our officers) which owns a 17.6% interest in the borrowing entity. We carry a maximum loss-sharing obligation with Fannie Mae on this loan of up to 5% of the original unpaid principal balance (“UPB”).
In 2017, Ginkgo Investment Company LLC (“Ginkgo”), of which one of our directors is a 33% managing member, purchased a multifamily apartment complex which assumed an existing $8.3 million Fannie Mae loan that we service. Ginkgo subsequently sold the majority of its interest in this property and owned a 3.6% interest at December 31, 2022. We carry a maximum loss-sharing obligation with Fannie Mae on this loan of up to 20% of the original UPB. Upon the sale, we received a 1% loan assumption fee which was governed by existing loan agreements that were in place when the loan was originated in 2015, prior to such purchase.
In 2016, we originated $48.0 million of bridge loans on six multifamily properties owned in part by a consortium of investors (which includes, among other unaffiliated investors, certain of our officers and our chief executive officer) which owns interests ranging from 10.5% to 12.0% in the borrowing entities. The loans had an interest rate of LIBOR plus 4.5% with a LIBOR floor of 0.25% and were scheduled to mature in 2019. Between 2017 and 2019, all but $2.0 million of these loans were paid off, and the remaining UPB was converted to a $2.0 million mezzanine loan with a fixed interest rate of 10.0% and a January 2024 maturity.
In 2015, we invested $9.6 million for 50% of ACM’s indirect interest in a joint venture with a third party that was formed to invest in a residential mortgage banking business. At December 31, 2022, we had an indirect interest of 12.3% in this entity. We recorded income from equity affiliates related to this investment of $4.9 million, $34.6 million and $75.7 million for 2022, 2021 and 2020, respectively. During 2022 and 2021, we also received cash distributions totaling $23.8 million and $28.0 million, respectively, from this investment, which were classified as returns of capital.
We, along with an executive officer of ours and a consortium of independent outside investors, hold equity investments in a portfolio of multifamily properties referred to as the “Lexford” portfolio, which is managed by an entity owned primarily by a consortium of affiliated investors, including our chief executive officer and an executive officer of ours. Based on the terms of the management contract, the management company is entitled to 4.75% of gross revenues of the underlying properties, along with the potential to share in the proceeds of a sale or restructuring of the debt. In 2018, the owners of Lexford restructured part of its debt and we originated 12 bridge loans totaling $280.5 million, which were used to repay in full certain existing mortgage debt and to renovate 72 multifamily properties included in the portfolio. The loans were originated in 2018, had interest rates of LIBOR plus 4.0% and were scheduled to mature in June 2021. During 2019, the borrower made payoffs and partial paydowns of principal totaling $250.0 million and in 2020, the remaining balance of the loans were refinanced with a $34.6 million Private Label loan, which bears interest at a fixed rate of 3.3% and matures in March 2030. In 2020, we sold the Private Label loan to an unconsolidated affiliate of ours. Interest income recorded from these loans totaled $0.5 million during 2020. Further, as part of this 2018 restructuring, $50.0 million in unsecured financing was provided by an unsecured lender to certain parent entities of the property owners. ACM owns slightly less than half of the unsecured lender entity and, therefore, provided slightly less than half of the unsecured lender financing. In addition, in connection with our equity investment, we received distributions totaling $11.1 million and $1.1 million during 2022 and 2020, respectively, which were recorded as income from equity affiliates. Separate from the loans we originated in 2018, we provide limited (“bad boy”) guarantees for certain other debt controlled by Lexford. The bad boy guarantees may become a liability for us upon standard “bad” acts such as fraud or a material misrepresentation by Lexford or us. At December 31, 2022, this debt had an aggregate outstanding balance of $582.8 million and is scheduled to mature through 2029.
General
Every transaction entered into between us and an entity in which ACM holds equity interests raises a potential conflict of interest. Conflicts of interest with respect to these investments include, among others, decisions regarding (1) whether to waive defaults of such borrower, (2) whether to foreclose on the investment, and (3) whether to permit additional financing on the properties securing our investments other than financing provided by us.
Other Relationships and Related Transactions
Arbor Management, LLC, the managing member of ACM, and ACM have outstanding loans to one of our executive officers, summarized as follows:
The largest aggregate outstanding principal balance to Mr. Caulfield during the two-year period ended December 31, 2022 was $509,500 and the total outstanding balance was $434,500 at December 31, 2022. In

2022, Mr. Caulfield made a principal payment of $75,000. Mr. Caulfield did not make any principal payments during 2021 and 2020. There is no interest being charged on the aggregate loan balance.
Our current policies and procedures do not allow for the lending of funds to any of our directors or executive officers.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
The Board of Directors, following the recommendation of the Corporate Governance Committee, has nominated Mr. Ivan Kaufman and Mr. Melvin F. Lazar, each to serve on the Board of Directors until our annual meeting of stockholders for 2026 and until their respective successors are duly elected and qualified. Each nominee has consented to being named in this proxy statement and to serve if elected. If, prior to the annual meeting, any nominee should become unavailable to serve, the shares of voting securities represented by a properly executed and returned proxy will be voted for such additional nominee as shall be designated by the Board of Directors, unless the Board of Directors determines to reduce the number of directors in accordance with our charter and bylaws. Election of each of the director nominees named in this Proposal No. 1 requires the affirmative vote of a majority of the votes cast in the election of directors at the annual meeting by holders of our voting securities. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the Board of Directors’ nominees. Votes may be cast in favor of or withheld with respect to all of the director nominees, or any of them.
The Board of Directors unanimously recommends a vote “FOR” the election of the nominees for directors identified above.

PROPOSAL NO. 2
RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2023
The Audit Committee of our Board of Directors has appointed Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2023. The Board has endorsed this appointment. Ernst & Young audited our consolidated financial statements for the years ended December 31, 2022 and 2021. A representative of Ernst & Young is expected to be present at the annual meeting and will be available to respond to appropriate questions from our stockholders and will be given an opportunity to make a statement if he or she desires to do so.
Stockholder ratification of the appointment of Ernst & Young as our independent registered public accounting firm is not required by our bylaws or otherwise. However, the Board of Directors is submitting the appointment of Ernst & Young to the stockholders for ratification as a matter of good corporate governance. Ratification of the appointment of Ernst & Young as our independent registered public accounting firm for 2023 requires the affirmative vote of a majority of the votes cast on the proposal at the annual meeting by holders of our voting securities.
If this appointment is not ratified by our stockholders, the Audit Committee and the Board may each reconsider its recommendation and endorsement. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interest.
Independent Accountants’ Fees
Aggregate fees for professional services rendered for us by Ernst & Young and its affiliates for the years ended December 31, 2022 and 2021 were as follows:
	2022	2021
Audit Fees	$2,566,110	$2,535,675
Audit-Related Fees	977,020	1,669,952
Total	$3,543,130	$4,205,627
The Audit Fees billed were for professional services rendered for the audit of our consolidated financial statements for the years ended December 31, 2022 and 2021 and for other services, including compliance with the Sarbanes-Oxley Act of 2002, accounting consultations billed as audit services, review of financial statements included in Forms 10-Q, comfort letters, consents and review of our registration statements under the Securities Act and other documents filed with the SEC in those years.
The Audit-Related Fees were for professional services rendered relating to agreed-upon procedures for 2022 and 2021.
Audit Committee Pre-Approval Policy
In accordance with applicable laws and regulations, the Audit Committee reviews and pre-approves any non-audit services to be performed by Ernst & Young to ensure that the work does not compromise its independence in performing audit services. The Audit Committee also reviews and pre-approves all audit services. In some cases, pre-approval of a particular category or group of services, such as tax consulting services and audit services, is provided by the full Audit Committee for up to a year and is subject to a specific budget. In other cases, the Chairman of the Audit Committee has the delegated authority from the full Audit Committee to pre-approve additional services, and such pre-approvals are then communicated to the full Audit Committee. All audit related fees were approved by the Audit Committee.
The policy contains a de minimis provision that operates to provide retroactive approval for permissible non-audit services under certain circumstances. No services were provided by Ernst & Young during 2022 and 2021 under such provision.
The Board of Directors recommends a vote “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2023.

PROPOSAL NO. 3
ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION
In accordance with Section 14A of the Exchange Act, which was added by the Dodd-Frank Act, we are providing our stockholders with the opportunity to vote on a non-binding, advisory resolution to approve the compensation of our named executive officers as disclosed in this proxy statement. Accordingly, the following resolution will be submitted for a stockholder approval at the 2023 annual meeting of stockholders:
“RESOLVED, that the stockholders of Arbor Realty Trust, Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers as described in the Company’s Proxy Statement for the 2023 annual meeting of stockholders pursuant to the disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis section, the Summary Compensation Table for 2022 and the related tables and disclosures.”
Stockholders are urged to read the “Compensation Discussion and Analysis” section and the “Summary Compensation Table for 2022” and related tables and disclosures under the heading “Executive Compensation,” which provide more detail about our compensation policies and practices for our named executive officers. The Compensation Committee and the Board of Directors believe that these policies and practices are effective in providing a strong alignment of the interests of our named executive officers with those of our stockholders.
The stockholder vote on this proposal is not binding on the Board of Directors or the Compensation Committee and does not override any decision made by the Board or the Committee. However, the Board of Directors and the Compensation Committee will review the voting result on the non-binding resolution and expect to take it into consideration when making future decisions regarding the compensation of our named executive officers.
The Board of Directors recommends a vote “FOR” the approval of the compensation of our named executive officers.

PROPOSAL NO. 4
ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON NON-BINDING RESOLUTIONS TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
Pursuant to Section 951 of the Dodd-Frank Act and the resulting amended proxy solicitation rules of the SEC, we are seeking an advisory stockholder vote regarding whether future non-binding resolutions to approve the compensation of our named executive officers should occur every one, two or three years.
The Board of Directors recommends a vote for a frequency of ”three years” for future non-binding resolutions on the compensation of our named executive officers and believes that setting an advisory vote every three years will be the most effective timeframe. Our executive compensation programs do not change significantly from year to year and we seek to be consistent in that:
•
we do not believe that our executive compensation programs encourage unnecessary or excessive risk taking that might be of concern to our stockholders, as confirmed by a review performed by the Company and reviewed by the Compensation Committee;

•
our executive compensation programs are designed to incentivize and reward performance over a multi-year period; and

•
our executive compensation program is designed to support long-term value creation and a triennial vote will allow stockholders to better judge the program in relation to our long-term performance.

The advisory vote on this proposal is not binding on the Company or the Board of Directors and does not override any decision made by the Board of Directors or the Compensation Committee. However, the Board of Directors of the Company will review the result of the advisory vote and take it into consideration when making future decisions regarding the frequency of submitting to stockholders the non-binding resolution to approve the compensation of our named executive officers.
The Board of Directors recommends an advisory vote of “THREE YEARS” for the frequency of future advisory votes to approve the compensation of our named executive officers.

STOCKHOLDER PROPOSALS FOR 2024
Proposals received from stockholders in accordance with Rule 14a-8 under the Exchange Act are given careful consideration by our Corporate Governance Committee and our Board of Directors. If a stockholder intends to present a proposal at our 2024 annual meeting of stockholders pursuant to Rule 14a-8 under the Exchange Act, in order for such stockholder proposal to be included in our proxy statement for that meeting, the stockholder proposal must be received by our corporate headquarters, located at 333 Earle Ovington Boulevard, Suite 900, Uniondale, New York 11553, Attention: Corporate Secretary, on or before December 18, 2023.
In order for a stockholder to nominate directors or propose other business at our 2024 annual meeting of stockholders outside of Rule 14a-8, such nominations or proposal must contain the information required by our bylaws and be received by us in accordance with our bylaws. Pursuant to our current bylaws, stockholder nominations or proposals must be submitted no later than December 18, 2023 and no earlier than November 18, 2023; provided, however, in the event that mailing of the notice for the 2024 annual meeting of stockholders is advanced more than 30 days prior to or delayed more than 30 days after April 17, 2024, to be timely, a proposal by a stockholder must be delivered not earlier than the 150th day prior to the date of mailing of the notice for such meeting and not later than the close of business on the later of (1) the 120th day prior to the date of mailing of the notice for such meeting and (2) the tenth day following the date on which public announcement of the date of such meeting is first made.
OTHER MATTERS
Our Board of Directors knows of no other matters that have been submitted for consideration at this annual meeting. If any other matters properly come before our stockholders at this annual meeting, the persons named on the enclosed proxy card intend to vote the shares they represent in accordance with their discretion.
By Order of the Board of Directors,
John J. Bishar, Jr.
Corporate Secretary
April 17, 2023
Uniondale, New York

14475ARBOR REALTY TRUST, INC.THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORSFOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 17, 2023The undersigned stockholder of Arbor Realty Trust, Inc., a Maryland corporation (the "Company"), hereby appointsPaul Elenio, Maysa Vahidi, and Leah Fisher, and each of them, the proxy or proxies of the undersigned, with full powerof substitution in each of them, to attend the Annual Meeting of Stockholders of the Company to be held on May 17,2023 at 11:00 a.m., local time, in a virtual-only format at https://web.lumiagm.com/286720334 (password: arbor2023),and any postponements or adjournments thereof, to cast on behalf of the undersigned all votes that the undersignedis entitled to cast at such meeting and otherwise to represent the undersigned at the meeting with all proxies possessedby the undersigned if personally present at the meeting.This proxy, when properly executed, will be voted in the manner directed on the reverse side. If this proxy isexecuted but no instruction is given, this proxy will be voted “FOR” all the nominees listed in Proposal 1,“FOR” Proposals 2 and 3, and for “THREE YEARS” on Proposal 4. The proxies are hereby authorized to vote intheir discretion upon such other matters as may properly come before the meeting or any adjournment orpostponement thereof.(Continued and to be signed on the reverse side)1.123-1939-

ANNUAL MEETING OF STOCKHOLDERS OFARBOR REALTY TRUST, INC.May 17, 2023GO GREENe-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:The notice of meeting, proxy statement and proxy card are available at http://www.arbor.comPlease sign, date and mail your proxy card in the envelope provided as soon as possible.Please detach along perforated line and mail in the envelope provided.00000330030304000000 1 051723THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL NOMINEES LISTED IN PROPOSAL 1, “FOR” PROPOSALS 2 AND 3 AND FOR “THREE YEARS” ON PROPOSAL 4.PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE xThe Board of Directors recommends a vote FOR all nominees listed in Proposal 1.Proposal 1. Election of directors to serve on the Board of Directors of Arbor Realty Trust, Inc.NOMINEES:1a. Ivan Kaufman1b. Melvin F. LazarFOR AGAINST ABSTAINThe Board of Directors recommends a vote
FOR Proposals 2 and 3 and for “THREE YEARS” on Proposal 4.Proposal 2. Ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm of Arbor Realty Trust, Inc. for 2023.Proposal 3. Advisory vote to approve the compensation of Arbor Realty Trust Inc.’s named executive officers as disclosed in theproxy statement.Proposal 4. Advisory vote on the frequency of future advisory votes to approve the compensation of Arbor Realty Trust Inc.’s named executive officers.ONE YEARTWO THREEYEARS YEARS ABSTAINTo change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.Proposal 5. To vote and otherwise represent the undersigned on any other matter that properly comes before the meeting or any adjournment or postponement thereof in the discretion of the proxy holder.Signature of StockholderDate:Signature of StockholderDate:Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.